UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.           )

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Allscripts Healthcare Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Allscripts Healthcare Solutions, Inc.
222 Merchandise Mart Plaza, Suite 2024
Chicago, Illinois 60654

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2016

To the stockholders of Allscripts Healthcare Solutions, Inc.:

Notice is hereby given that the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, May 24, 2016, at 8:00 a.m. local time at the Company’s principal executive offices, located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, for the following purposes:

1. To elect the eight directors named in the accompanying proxy statement, each to serve until the Company’s 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified, subject to earlier resignation or removal;

2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016;

3. To approve, on an advisory basis, the Company’s named executive officer compensation; and

5. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

These items are described more fully in the accompanying proxy statement. Only stockholders of record as of the close of business on March 28, 2016 are entitled to receive notice of, to attend, and to vote at, the Annual Meeting.

Sincerely,

Brian P. Farley
Senior Vice President
General Counsel and Corporate Secretary

Chicago, Illinois
April 11, 2016

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

The Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are available at: www.proxyvote.com.

YOUR VOTE IS IMPORTANT. PLEASE EXERCISE YOUR STOCKHOLDER RIGHT TO VOTE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

Allscripts Healthcare Solutions, Inc.
222 Merchandise Mart Plaza, Suite 2024
Chicago, Illinois 60654

PROXY STATEMENT
FOR
2016 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Why am I receiving these materials?

Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Company”), has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Company’s solicitation of proxies for use at the Company’s 2016 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Tuesday, May 24, 2016 at 8:00 a.m., local time, and at any postponement(s) or adjournment(s) thereof. The Annual Meeting will be held at the Company’s principal executive offices, located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654.

These materials were first sent or made available to the Company’s stockholders on April 11, 2016. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement (this “Proxy Statement”).

What is included in these proxy materials?

These proxy materials include:

•	The Notice of 2016 Annual Meeting of Stockholders;
•	This Proxy Statement; and
•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission (the “SEC”) on February 29, 2016 (the “Annual Report”).

If you requested printed versions by mail, these proxy materials also include the proxy card or voting instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

The Company is aware of three items on which stockholders may vote at the Annual Meeting:

•	The election to the Company’s Board of Directors (the “Board”) of the eight nominees named in this Proxy Statement (Proposal One);
•	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016 (Proposal Two); and
•	A non-binding advisory resolution to approve the Company’s named executive officer compensation (Proposal Three).

Will any other business be conducted at the meeting?

The Company knows of no matters to be submitted to the Company’s stockholders at the Annual Meeting, other than the proposals referred to in this Proxy Statement. If any other matters come before the Company’s stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” election of each of the nominees named in this Proxy Statement to the Board (Proposal One);
•	“FOR” ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016 (Proposal Two); and
•	“FOR” approval of the advisory resolution to approve the Company’s named executive officer compensation (Proposal Three).

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, the Company uses the Internet as the primary means of furnishing proxy materials to its stockholders. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. The Company encourages its stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and reduce the cost to the Company associated with the physical printing and mailing of materials.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company may deliver a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple stockholders who share the same address unless the Company has received contrary instructions from one or more of its stockholders. This procedure reduces the environmental impact of the Company’s annual meetings and reduces the Company’s printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards. Upon request, the Company will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any stockholder at a shared address to which the Company delivered a single copy of any of these documents.

To receive free of charge a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement, or annual report, stockholders may write or call the Company at: Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, Attention: Investor Relations, or (312) 506-1200.

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the Company using the mailing address above. Stockholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to use the Internet to view the Company’s proxy materials for the Annual Meeting and instruct the Company to send future proxy materials to you by e-mail. Choosing to receive future proxy materials by e-mail will reduce the impact of the Company’s annual meetings on the environment and will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

Each share of the Company’s common stock has one vote on each matter. Only stockholders of record as of the closing of business on March 28, 2016 (the “Record Date”) are entitled to receive notice of, to attend, and to vote on the Annual Meeting. As of the Record Date, there were 186,974,084 shares of the Company’s common stock issued and outstanding, held by 388 holders of record. In addition to stockholders of record of the Company’s common stock, beneficial owners of shares held in street name as of the Record Date can vote using the methods described below.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Broadridge Investor Communication Solutions, Inc. (“Broadridge”), you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and a Notice was forwarded to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank, trustee, or nominee how to vote your shares.

If I am a stockholder of record of the Company’s shares, how do I vote?

If you are a stockholder of record, there are four ways to vote:

•

In Person. You may vote in person at the Annual Meeting by requesting a ballot when you arrive. You must bring valid picture identification, such as a driver’s license or passport, and may be requested to provide proof of stock ownership as of the Record Date.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.
•	By Telephone. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by calling the toll free number found on the proxy card.
•	By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

If I am a beneficial owner of the Company’s shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, there are four ways to vote:

•

In Person. If you are a beneficial owner of shares held in street name and wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy. You must bring a copy of the legal proxy to the Annual Meeting and ask for a ballot from an usher when you arrive. You must also bring valid picture identification, such as a driver’s license or a passport. In order for your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to an usher to be provided to the inspector of election.

•

Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•

By Telephone. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by calling the toll free number found on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•

By Mail. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the form and returning it in the envelope provided.

What is the quorum required for the Annual Meeting?

The presence, in person or by proxy, of the holders of not less than one-third of the total number of shares of the Company’s common stock issued and outstanding as of the Record Date will constitute a quorum. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote over the Internet or by telephone, or if you attend the Annual Meeting. If a quorum is not present, the Company may propose to adjourn the Annual Meeting to solicit additional proxies.

How are proxies voted?

All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you (i) indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or (ii) sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders, Paul M. Black and Richard J. Poulton, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which proposals are considered “routine” or “non-routine”?

The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016 (Proposal Two) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection Proposal Two.

Each of the other proposals, including the election of directors (Proposal One) and the advisory resolution to approve the Company’s named executive officer compensation (Proposal Three), are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with each of Proposals One and Three.

What is the voting requirement to approve each of the proposals?

With respect to the election of directors (Proposal One), in accordance with the policy of majority voting in uncontested director elections set forth in the Company’s bylaws, if the number of shares voted “FOR” any nominee exceeds the number of shares voted “AGAINST” such nominee, he or she will be elected as a director to serve until the Company’s 2017 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier resignation or removal. If any nominee is an incumbent director and fails to receive a majority of the votes cast with respect to his or her nomination, he or she must tender a resignation as director, and such resignation will be considered by the Nominating and Governance Committee of the Board (the “Nominating Committee”) in accordance with the requirements of the Company’s Corporate Governance Guidelines.

Approval of each of Proposal Two and Proposal Three requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on such matter.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. With respect to the election of directors (Proposal One), a stockholder abstention or broker non-vote with respect to any nominee will have no effect on that nominee’s election. With respect to Proposal Two and Proposal Three, a stockholder abstention will have the effect of a vote “AGAINST” the approval of each proposal, but a broker non-vote will have no effect on the approval of the proposal.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided in the Notice or voting instruction form.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s Corporate Secretary at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654 prior to the Annual Meeting.

Who will serve as the inspector of election?

A representative of Broadridge will serve as the inspector of election.

Where can I find the voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. The Company will publish the final voting results in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the Annual Meeting.

Where are the Company’s principal executive offices located, and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654. The Company’s main telephone number is (312) 506-1200.

Who is paying the costs of the proxy solicitation?

The Company is paying the costs of the solicitation of proxies. The Company must pay brokerage firms, banks, broker-dealers, or other similar organizations representing beneficial owners of shares held in street name certain fees associated with (i) forwarding the Notice to beneficial owners; (ii) forwarding printed proxy materials by mail to beneficial owners who specifically request them; and (iii) obtaining beneficial owners’ voting instructions. The Company has not, but may in the future decide to, retain a proxy solicitor to assist in the solicitation of proxies. Generally, the fee for such services is approximately $15,000 plus expenses. If the Company does elect to retain a proxy solicitor, the Company will pay the proxy solicitor reasonable and customary fees. In addition to solicitations by mail, the proxy solicitor, if any, and certain of the Company’s directors, officers, and employees, without additional compensation, may solicit proxies on the Company’s behalf in person, by telephone, or by electronic communication.

How can I attend the Annual Meeting?

Only stockholders of record as of the Record Date are entitled to attend the Annual Meeting. Each stockholder must present valid picture identification such as a driver’s license or passport and, if asked, provide proof of stock ownership as of the Record Date. The use of mobile phones, pagers, recording or photographic equipment, tablets, or computers is not permitted at the Annual Meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2017 Annual Meeting of Stockholders?

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Proposals that a stockholder intends to present at the Company’s 2017 Annual Meeting of Stockholders and wishes to be considered for inclusion in the Company’s proxy statement and form of proxy related to the Company’s 2017 Annual Meeting of Stockholders must be received by no later than December 12, 2016. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to the Company’s Corporate Secretary by mail at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654.

Requirements for Other Stockholder Proposals to be Brought Before the 2017 Annual Meeting of Stockholders and Director Nominations. Notice of any director nomination or any proposal that a stockholder intends to present at the Company’s 2017 Annual Meeting of Stockholders, but does not intend to have included in the Company’s proxy statement and form of proxy related to the Company’s 2017 Annual Meeting of Stockholders, as well as any director nominations, must be delivered to the Company’s Corporate Secretary by mail at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, not earlier than the close of business on December 25, 2016, and not later than the close of business on January 24, 2017. The notice must be submitted by a stockholder of record and must set forth the information required by the Company’s bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the Company’s 2017 Annual Meeting of Stockholders. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information about how to register your shares directly in your name as a stockholder of record.

DIRECTORS

Listed below are the eight nominees for election as a director. Each nominee other than Messrs. Jonathan Judge, Yancey Spruill and Dave Stevens currently serves on the Board. Stuart Bascomb, 74, who has served on the Board since 2012, and Dennis Chookaszian, 72, who has served on the Board since 2010, will not stand for re-election at the Annual Meeting because both have reached the director retirement age established pursuant to the Company’s Corporate Governance Guidelines. Ms. Pramoda, 41, who has served on the Board since 2013, notified the Board of her intention to not stand for re-election at the end of her current term, which will expire at the Annual Meeting.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this Proxy Statement. Each of the nominees listed below has consented to serving as a nominee, being named in this Proxy Statement, and serving on the Board if elected. Each director elected at the Annual Meeting will serve a one-year term.

The Board comprises a diverse group of leaders in their respective fields. Many of the Company’s directors have senior leadership experience at major domestic and multinational companies. In these positions, they have also gained significant and diverse management experience, including strategic and financial planning, public company reporting, compliance, risk management, and leadership development. Many directors also have experience serving as executive officers of, or on boards of directors and board committees of, other public companies, and have an understanding of corporate governance practices and trends. The Board believes that the collective experiences, viewpoints, and perspectives of the Company’s nominees for directors results in a Board with the commitment and energy to advance the interests of the Company’s stockholders.

The nominees listed below not currently serving on the Board were recommended by non-management directors.

Name	Position with the Company	Age as of the Annual Meeting	Director Since
Paul M. Black	Director, Chief Executive Officer	58	2012
Gregory Garrison	Director	62	2015
Jonathan J. Judge	Director Nominee	62	N/A
Michael A. Klayko	Chairman of the Board	61	2013
Yancey L. Spruill	Director Nominee	48	N/A
Dave B. Stevens	Director Nominee	54	N/A
David D. Stevens	Director	63	2012
Ralph H. “Randy” Thurman	Director	66	2012

The Board and the Nominating Committee believe the skills, qualities, attributes, and experience of the nominees provide the Company with business acumen and a diverse range of perspectives to engage each other and the Company’s management to address effectively the Company’s evolving needs and represent the best interests of the Company’s stockholders. The biographies below describe the skills, qualities, attributes, and experience of the nominees that led the Board and the Nominating Committee to determine that it is appropriate to nominate these directors.

Paul M. Black has served as the Company’s Chief Executive Officer since December 2012. Mr. Black also served as the Company’s President from December 2012 until October 2015. Before joining the Company, Mr. Black served as Operating Executive of Genstar Capital, LLC, a private equity firm; and Senior Advisor at New Mountain Finance Corporation, an investment management company. From 1994 to 2007, Mr. Black served in various executive positions (including Chief Operating Officer) at Cerner Corporation, a healthcare information technology company. Mr. Black currently serves as a director of Truman Medical Centers. Within the past five years, Mr. Black has served as a director of Haemonetics Corporation, a publicly-traded medical device company, as well as several other private companies in the healthcare and software industries. Among other qualifications, Mr. Black brings extensive experience in the healthcare information technology industry, along with experience in the management of worldwide operations, sales, and support.

Gregory Garrison was a senior leader of PricewaterhouseCoopers for over twenty years, most recently serving as its Vice Chairman and Chief Operating Officer. Mr. Garrison has experience in strategic planning, operations, finance, information technology, mergers and acquisitions, human capital and sales and marketing. Over the course of his career, Mr. Garrison has also spent considerable time meeting and working with various regulators, as well as advising numerous boards and audit committees. Among other qualifications, Mr. Garrison brings experience as a successful business and operations leader, professional advisor and recognized financial expert.

Jonathan J. Judge currently serves on the board of directors of FEXCO Holdings Ltd., a global provider of finance and business solutions that is headquartered in Ireland. From April 2004 to January 2016, Mr. Judge served on the Board of Directors of PMC-Sierra, Inc., where he was the chairman of the board from August 2011 to January 2016 and was chairman of the compensation committee. From August 2010 until his retirement in January 2013, Mr. Judge served as the Chief Executive Officer of First Data Corporation, a global leader in electronic commerce and payment processing. From October 2004 until August 2010, Mr. Judge served as the President and Chief Executive Officer of Paychex Inc., a provider of payroll and human services. Previously, Mr. Judge served as President and Chief Executive Officer of Crystal Decisions, Inc. from October 2002 until the merger of Crystal Decisions with Business Objects S.A. in December 2003. From 1976 until October 2002, Mr. Judge was employed by International Business Machines Corporation, where he held senior management positions, most recently as General Manager of its personal computing division. Among other qualifications, Mr. Judge brings 45 years of experience in the technology industry and extensive management, leadership and global operations expertise.

Michael A. Klayko has been the Chairman of the Board since March 2014. Mr. Klayko currently serves as the Chief Executive Officer of MKA Capital, an investment company focused on technology investments. Previously, Mr. Klayko was Chief Executive Officer of AOptix Technologies, Inc., a privately-held provider of wireless communications and mobile network solutions, from July 2014 until January 2016. From 2005 until 2013, Mr. Klayko served as Chief Executive Officer of Brocade Communications Systems, Inc., a comprehensive network solutions provider. Mr. Klayko has previously held executive positions at Rhapsody Networks, Inc. (including as its Chief Executive Officer); McDATA Corp., EMC Corporation, Hewlett-Packard Company, and International Business Machines Corporation. Within the past five years, Mr. Klayko served as a director of Bally Technologies, Inc., a publicly-traded manufacturer of slot machines and other gaming technologies, PMC-Sierra, Inc., a publicly-traded semiconductor company, and several other private companies in the technology industry. Among other qualifications, Mr. Klayko brings over 35 years of leadership experience in the technology industry as well as extensive experience in the management of worldwide operations, sales, and support.

Yancey L. Spruill currently serves as the Chief Operating Officer and Chief Financial Officer of SendGrid, Inc., a provider of email marketing services to companies. From September 2014 until June 2015, Mr. Spruill served as the Chief Financial Officer of TwentyEighty, Inc., a provider of training and performance improvement solutions. From August 2004 to September 2014, Mr. Spruill was the Chief Financial Officer of DigitalGlobe, Inc., a publicly-traded provider of geospatial information products and services. From 2000 to 2004, Mr. Spruill served as a Principal in the Investment Banking group at Thomas Weisel Partners. Additionally, Mr. Spruill's prior investment banking experience includes roles at Lehman Brothers, Inc. and at J.P. Morgan & Company. Mr. Spruill also served in several manufacturing engineering roles with Corning Incorporated and The Clorox Company. During the past five years, Mr. Spruill served as a director of Rally Software, a provider of enterprise-class software and services solutions to drive business agility, which was publicly-traded prior to its acquisition by CA, Inc. (f/k/a Computer Associates International, Inc.) in 2015. Mr. Spruill also currently serves as a member of the Tuck School of Business MBA Advisory Board. Among other qualifications, Mr. Spruill brings extensive financial and operating expertise, leadership experience, experience with serving on boards of directors, and significant experience in the technology industry.

Dave B. Stevens is the founder and managing director of Keelan Capital LLC and currently serves as an advisor to a variety of venture capital and private equity firms and private enterprises in the technology industry. From April 2012 to May 2015, Mr. Stevens served as a director of Imation Corp., a provider of global scalable storage and data security solutions. From September 2008 to June 2013, Mr. Stevens was the

Chief Technology Officer of Brocade Communications Systems, Inc., a provider of networking solutions for data centers, enterprises and service providers, having re-joined the company through its acquisition of Rhapsody Networks, where Mr. Stevens was the founding Chief Executive Officer and Vice President of Business Development. From October 2005 to June 2008, Mr. Stevens was co-founder and Chief Executive Officer of Palo Alto Networks, Inc., a leader in the development of cyber security and next-generation firewall products. From January 2003 to June 2004, Mr. Stevens was the Chief Technology Officer of Transport systems for Brocade Communications Systems, Inc. Mr. Stevens previously served in senior management positions at Atmosphere Networks, Nortel, Bay Networks and SynOptics Communications. Among other qualifications, Mr. Stevens brings extensive technology experience in the security, computer and data storage industries.

David D. Stevens currently serves as a private advisor and investor in private equity in the healthcare services industry. From 1983 until 2006, Mr. Stevens served in various executive roles at Accredo Health Group, Inc. (f/k/a Accredo Health, Inc.) and its predecessor companies, serving as its Chief Executive Officer from 1995 until 2006, its Chairman of the Board from 1995 until 2005, and its President and Chief Operating Officer from 1993 until 1996. Accredo Health Group, Inc. was acquired by Medco Health Solutions, Inc. in 2005. Mr. Stevens currently serves as a director of Wright Medical Group, Inc., a publicly-traded orthopedic company that designs, manufactures, and distributes extremity and biologic solutions; and several privately-held healthcare companies. During the past five years, Mr. Stevens served as a director of Medco Health Solutions, Inc., a pharmacy benefits management company that was publicly-traded prior to its acquisition by Express Scripts, Inc. in 2012; Thomas & Betts Corporation, a manufacturer of electrical, electronic, mechanical, and utility products that was publicly-traded prior to its acquisition by ABB Ltd in 2012; and Viasystems Group, Inc., a leading manufacturer of complex multi-layer printed circuit boards and electro-mechanical solutions that was publicly-traded prior to its acquisition by TTM Technologies, Inc. in 2015. Among other qualifications, Mr. Stevens brings extensive financial and operating expertise, leadership experience, experience with serving on boards of directors, and significant experience in the healthcare industry.

Ralph H. “Randy” Thurman currently serves as a senior advisor in the private equity industry. He is currently Executive Chairman of Presbia PLC (an Orchard Capital Corporation company), a publicly-traded medical device company, and is a member of the executive investment council of Levitt Equity Partners, a private equity firm. In 2015, Mr. Thurman joined BC Partners, a private equity firm specializing in buyouts and acquisition financing, as a Senior Advisor. From 2008 until 2011, Mr. Thurman served as Executive Chairman of CardioNet Inc. (now known as BioTelemetry, Inc.), and as its interim Chief Executive Officer from 2008 until 2010. From 2001 until 2007, Mr. Thurman was Founder, Chairman and Chief Executive Officer of VIASYS Healthcare Inc., a diversified healthcare technology company, which was acquired by Cardinal Healthcare Inc. in 2007. Mr. Thurman served as a consultant to Cardinal Healthcare Inc. from the date of acquisition until 2008. From 1997 until 2001, Mr. Thurman served as Chairman and Chief Executive Officer of Strategic Reserves LLC, which provided advisory services to bio-pharmaceutical, genomic, and medical device companies. From 1993 until 1997, Mr. Thurman was Chairman and Chief Executive Officer of Corning Life Sciences, Inc., and from 1984 until 1993, Mr. Thurman held various positions at Rhone-Poulenc Rorer Pharmaceuticals, Inc., a global pharmaceutical company, ultimately as its President. Among other qualifications, Mr. Thurman brings significant corporate governance, operating and investing expertise as well as extensive expertise in the healthcare industry.

CORPORATE GOVERNANCE

Role of the Board

The Board oversees the Company’s Chief Executive Officer and other senior management in the competent and ethical operation of the Company in support of the long-term interests of the Company’s stockholders. The Company’s Corporate Governance Guidelines are available at the “Corporate Governance” section at investor.allscripts.com.

Board Leadership Structure

The Board believes that its current leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of the Company’s stockholders, and the Company’s overall corporate governance. The Board currently believes that the separation of the Chairman and the Chief Executive Officer roles allows the Company’s Chief Executive Officer to focus his time and energy on operating and managing the Company. The Board periodically reviews this leadership structure to determine whether it continues to best serve the Company and its stockholders.

Board Meetings and Committees

The Board met a total of ten times during 2015. The Board has determined that all Board members, other than Mr. Black, are independent under applicable rules of the NASDAQ Stock Market LLC (“NASDAQ”) and the SEC.

The Board has a standing Audit Committee (the “Audit Committee”) and Compensation Committee (the “Compensation Committee”), in addition to the Nominating Committee. The Board has determined that each of the committee members is independent under applicable NASDAQ and SEC rules for committee memberships. The members of the committees are shown in the tables below.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Stuart Bascomb	Chairman	-	-
Paul M. Black	-	-	-
Dennis H. Chookaszian	-	-	Member
Gregory Garrison	Member	-	-
Michael Klayko	-	Member	Member
Anita Pramoda	Member	Member	-
David Stevens	Member	-	Chairman
Ralph Thurman	-	Chairman	-

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is primarily responsible for assisting the Board in fulfilling its oversight and monitoring responsibility of reviewing the financial information that will be provided to the Company’s stockholders and others; appointing and overseeing the services performed by the Company’s independent registered public accounting firm, as well as pre-approving all services and fees related thereto; overseeing and periodically evaluating the performance and responsibilities of the Company’s internal audit department, including approving the Company’s annual internal audit plan and reviewing the results of internal audits, including management’s responses thereto; reviewing with the Company’s management, internal audit department, and independent registered public accounting firm the Company’s critical accounting policies and its system of internal controls over financial reporting; and overseeing the risk assessments related to the Company conducted by the Company’s management. The Audit Committee is also responsible for reviewing all related party transactions and has the authority to approve all such transactions. The Audit Committee met a total of eight times during 2015.

The Compensation Committee is primarily responsible for reviewing the compensation arrangements for the Company’s executive officers, administering the Company’s equity compensation plans, and reviewing the Board’s compensation. For a further description of the Compensation Committee’s processes and procedures, including the roles of the Company’s management and independent compensation consultants in the Compensation Committee’s decision-making process, see the “Compensation Discussion and Analysis” section below. The Compensation Committee met a total of four times during 2015.

The Nominating Committee assists the Board in identifying qualified individuals to become directors, makes recommendations to the Board concerning the size, structure, and composition of the Board and its committees, monitors the process to assess the Board’s effectiveness, and is primarily responsible for the oversight of corporate governance at the Company, including implementation of the Company’s Corporate Governance Guidelines. In April 2016, the Nominating Committee recommended to the full Board each of the nominees named in this Proxy Statement for election to the Board. The Nominating Committee met a total of seven times during 2015.

Each of the Audit Committee, the Compensation Committee, and the Nominating Committee operates under written charters adopted by the Board. These charters are available at the “Corporate Governance” section at investor.allscripts.com.

During 2015, each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by each committee of the Board on which such person served (during the period that such person served).

There are no family relationships among the Company’s executive officers and directors.

Consideration of Director Nominees

Stockholder Nominees

The Nominating Committee considers properly submitted stockholder nominations for candidates for membership on the Board in accordance with the Company’s bylaws and as described below under “Identifying and Evaluating Nominees for Directors.” Stockholder nominations for candidates for membership on the Board must comply with the requirements set forth in the Company’s bylaws, and must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. No person will be eligible for election as a director unless nominated in accordance with the procedures set forth in the Company’s bylaws. Nominations for the Company’s 2017 Annual Meeting of Stockholders must be delivered to the Company’s Corporate Secretary by mail at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, not earlier than the close of business on December 25, 2016, and not later than the close of business on January 24, 2017.

Director Qualifications

In discharging its responsibilities to nominate candidates to the Board, the Nominating Committee has not specified any minimum qualifications for serving on the Board. However, the Nominating Committee endeavors to identify and evaluate candidates based on their specific healthcare and related industry experience, business and professional accomplishments, integrity, demonstrated ability to make independent analytical inquiries, diversity, ability to understand the Company’s business, willingness to devote the necessary time to Board duties, and any other areas that may be expected to contribute to an effective Board. With respect to diversity, the Nominating Committee may consider such factors as differences in viewpoint, professional experience, education, skills, and other individual qualifications that contribute to board heterogeneity, including characteristics such as gender, race, and national origin.

Identifying and Evaluating Nominees for Directors

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for directors. Candidates may come to the attention of the Nominating Committee through management, current Company directors, Company stockholders, or other persons. These candidates are evaluated and discussed by members of the Nominating Committee from time to time. Candidates may be considered at any point during the year.

As described above, the Nominating Committee considers properly submitted stockholder nominations for candidates to the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating Committee. If any materials are provided by a Company stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating Committee. The Nominating Committee also may review materials provided by professional search firms or other parties in connection with a nominee.

Board Oversight of Risk Management

The Board believes that evaluating how the Company’s senior management team manages the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management.

In accordance with this responsibility, the Audit Committee monitors the Company’s major financial, operational, privacy, security, business continuity, legal and regulatory, and reputational exposures, and reviews the steps management has taken to monitor and control these exposures. The Audit Committee’s oversight includes, among other things, the review of regular reports from the Company’s Senior Vice President, Chief Compliance Officer; the Company’s Vice President, Corporate Audit; and other members of the Company’s management as to the identification and status of risks to the Company, including financial risks and litigation claims and risks. As with other matters, the Audit Committee regularly discusses these topics with the Board.

Additionally, when determined by the Board or by the Company’s management to be advisable, the Board or selected committees of the Board may undertake a formal enterprise risk assessment, at which risks facing the Company and associated responses are evaluated in detail. The Board also receives regular financial and business updates from the Company’s senior management, which updates involve detailed reports on financial and business risks facing the Company when applicable.

While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the Nominating Committee reviews legal and regulatory compliance risks as they relate to corporate governance structure and processes, and the Compensation Committee reviews risks related to compensation matters. The Chairman of each of these committees may periodically apprise the Board of significant risks and the Company’s management’s response to these risks.

In establishing and reviewing the Company’s executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. The Company’s executive officers’ base salaries are fixed in amount and thus do not encourage risk-taking, and the majority of compensation provided to the Company’s executive officers is in the form of long-term equity awards that help align executive pay with the long-term interests of the Company’s stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company’s financial or stock price performance, and because awards are subject to regular vesting schedules to help ensure that a significant component of executive compensation is tied to long-term stockholder value creation.

The Compensation Committee has also reviewed the Company’s compensation programs for employees generally, and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the Company’s annual cash and long-term equity awards provide an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and do not encourage short-term risk taking at the expense of long-term results.

While the Board and its committees oversee risk management strategy, the Company’s management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

Audit Committee Financial Experts

The Board has determined that each of Mr. Bascomb, Mr. Garrison and Ms. Pramoda qualifies as an “audit committee financial expert” as defined under applicable SEC rules. The Board has also determined that each member of the Audit Committee meets the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all of its employees, including the Company’s principal executive officer, principal financial officer, and senior accounting officers, as well as to the Board. The Code of Conduct is available at the “Corporate Governance” section at investor.allscripts.com. The Company intends to disclose any changes in, or waivers from, this code by posting such information on the same website or by filing a Form 8-K with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors, and greater than ten percent stockholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company, and on written representations from the reporting persons, the Company believes that all Section 16(a) filing requirements applicable to the Company’s directors and officers were timely met during 2015.

Certain Relationships and Related Transactions

The Company, or one or more of its subsidiaries, may occasionally enter into transactions with certain “related persons.” Related persons include the Company’s executive officers, directors, beneficial owners of more than 5% of the Company’s common stock, immediately family members of any of these persons, and entities in which one or more of these persons has a direct or indirect material interest. The Company refers to transactions with these related persons as “related party transactions.”

In accordance with the Company’s written policy, the Audit Committee (or, in certain circumstances, disinterested members of the Board) is responsible for the review and approval of each related party transaction exceeding $120,000 in which a related person has a direct or indirect material interest. The Audit Committee considers all relevant factors when determining whether to approve a related party transaction, including, without limitation:

•	The size of the transaction and the amount of consideration payable to a related person;
•	The nature of the interest of the applicable executive officer, director, or five percent stockholder in the transaction;
•	Whether the transaction may involve a conflict of interest;
•	Whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties; and
•

Whether the proposed transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

Since January 1, 2015, neither the Board nor the Audit Committee has been made aware of or asked to review and approve any “related party transactions.”

Compensation Committee Interlocks and Insider Participation

Mr. Klayko, Ms. Pramoda, and Mr. Thurman were the members of the Compensation Committee during 2015. None of the members of the Compensation Committee is or has been an executive officer of the Company, nor did they have any relationships requiring disclosure by the Company under Item 404 of Regulation S-K. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of the Company or member of the Compensation Committee during 2015.

Attendance of Directors at 2016 Annual Meeting of Stockholders

The Company expects all of its directors to attend its annual meetings of stockholders absent an unavoidable and irreconcilable conflict. All of the Company’s then-current directors attended the Company’s 2015 Annual Meeting of Stockholders.

Communications with the Board

Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Company’s Corporate Secretary at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, with a request to forward the communication to the intended recipient(s). In general, any stockholder communication delivered to the Company for forwarding to the Board or specified Board member(s) will be forwarded in accordance with the stockholder’s instructions. However, the Company reserves the right not to forward to Board members any abusive, threatening, or otherwise inappropriate materials.

Information regarding the submission of comments or complaints relating to the Company’s accounting, internal accounting controls, or auditing matters can be found in the Company’s Code of Conduct, which is available at the “Corporate Governance” section at investor.allscripts.com.

Compensation of Directors

The Compensation Committee is responsible for reviewing and approving the compensation program for the Company’s non-employee directors. The Compensation Committee utilizes a combination of cash and equity as a way to attract and retain qualified directors.

Cash Compensation

For 2015, the annual retainer paid to the Company’s non-employee directors was $60,000, payable in equal quarterly installments. Non-employee directors also received a retainer of $2,000 for attendance at Board meetings in excess of ten per year, and $1,500 for attendance at each committee meeting. The Chairman of the Board may waive the additional $2,000 fee for the entire Board, and may waive the $1,500 fee for any applicable committee meeting for the attendees thereof. The Chairman of each committee may also waive the $1,500 fee for any committee meeting he chairs. Each non-employee director of the Company is also reimbursed for expenses incurred when attending Board and committee meetings and other Board-related activities.

The Chairman of the Board receives an additional annual retainer in the amount of $100,000, payable in equal quarterly installments. Each Chairman of the Audit Committee, Compensation Committee, and Nominating Committee receives an additional annual retainer of $25,000, $25,000, and $15,000, respectively, for his service as chairman of the respective committees, payable in equal quarterly installments. Each member of the Audit Committee, Compensation Committee, and Nominating Committee also receives an additional annual retainer of $2,500 per committee served. In addition, each of Messrs. Bascomb, Klayko, Stevens and Thurman receive an additional annual retainer of $5,000 for serving on the Transaction Advisory Committee of the Board. All of the foregoing payments are pro-rated for the dates of applicable service.

Prior to the beginning of each calendar year, non-employee directors may elect to receive all or a portion of their quarterly cash retainer payment in the form of deferred stock units (“DSUs”). DSUs represent the right to receive shares of the Company’s common stock at the time the director’s Board service ends. The number of DSUs granted is determined by dividing the portion of the cash compensation with respect to which the election is made by the closing price of the Company’s common stock on the date the cash compensation is due to be paid. DSUs issued in lieu of cash compensation are fully vested.

Equity Compensation

Under the Company’s Amended and Restated 2011 Stock Incentive Plan (the “2011 Stock Incentive Plan”), the Company’s non-employee directors are eligible to receive equity awards in the form of stock options, restricted stock, or restricted stock units (“RSUs”) at the discretion of the Board or the Compensation Committee. For 2015, the value of each annual equity award was $200,000, delivered in the form of RSUs, which vest on a monthly basis or, if earlier, upon a change of control of the Company. The distribution of shares of common stock underlying the RSUs is deferred until the earlier to occur of the fourth anniversary of the grant date, the director’s termination of service with the Board, or a change of control of the Company. Annual director equity awards are granted immediately following the Company’s annual meeting of stockholders to coincide with the commencement of director terms.

Director Compensation – 2015

The following table shows information regarding the compensation earned during 2015 by the Company’s non-employee directors who served on the Board during the year. The compensation paid to Mr. Black is shown in the table entitled “Summary Compensation Table – 2015, 2014 and 2013” and the related explanatory tables in the “Executive Compensation” section below. Mr. Black does not receive any compensation for his service as a member of the Board.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
Stuart Bascomb	101,750	200,005	301,755
Dennis H. Chookaszian	73,000	200,005	273,005
Robert Cindrich (3)	37,150	0	37,150
Gregory Garrison (4)	30,750	200,007	230,757
Michael Klayko	185,250	200,005	385,255
Anita Pramoda	81,500	200,005	281,505
David Stevens	104,750	200,005	304,755
Ralph Thurman	97,250	200,005	297,255

(1)

This column reports the amount of cash compensation earned by each director during 2015 for his or her Board and committee service. As described above, non-employee directors may elect to convert all or a portion of their cash compensation into fully-vested DSUs. No non-employee director elected to do so in 2015.

(2)

In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of RSU awards granted to non-employee directors during 2015, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation. The grant date fair value of RSUs is measured based on the closing fair market value of the Company’s common stock on the date of grant. The aggregate number of equity awards outstanding, including DSUs issued in lieu of cash compensation, as of December 31, 2015 for each of the Company’s non-employee directors are as follows:

Name	Number of Shares Subject to Outstanding RSUs/DSUs as of 12/31/15
Stuart Bascomb	60,271
Dennis H. Chookaszian	60,271
Robert Cindrich	0
Gregory Garrison	14,085
Michael Klayko	41,972
Anita Pramoda	41,972
David Stevens	60,271
Ralph Thurman	60,271

(3)	Mr. Cindrich ceased serving as a member of the Board as of the expiration of his last term as a director at the 2015 Annual Meeting of Stockholders held on May 29, 2015.
(4)	Mr. Garrison was appointed as a member of the Board on July 30, 2015.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables show certain information as of April 1, 2016 (the “Table Date”), unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by: (i) each person the Company believes beneficially holds more than five percent of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director and nominee; (iii) each named executive officer listed in the table entitled “Summary Compensation Table – 2015, 2014 and 2013” under the section entitled “Compensation Discussion and Analysis” below; and (iv) all directors and executive officers as a group.

Unless otherwise indicated, all persons named as beneficial owners of the Company’s common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, the address for each person named below is c/o Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654.

>5% Stockholders	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
Wellington Management Group LLP (1)	25,895,810	13.85%
Iridian Asset Management LLC/CT (2)	20,791,682	11.12%
The Vanguard Group (3)	12,850,035	6.79%
Blue Harbor Group, LP (4)	12,639,700	6.87%
BlackRock, Inc. (5)	12,485,485	6.68%
Vanguard Specialized Funds - Vanguard Health Care Fund (6)	11,198,893	5.99%
GlenHill Advisors, LLC (7)	10,488,292	5.61%

Named Executive Officers, Directors and Director Nominees	Shares of Common Stock Beneficially Owned	Options, Exercisable, Stock Awards Vesting, and DSUs Convertible Within 60 Days (8)	Total	Percent of Common Stock Outstanding
Paul M. Black (9)	592,346	46,475	638,821	*
Richard J. Poulton	89,402	163,422	252,824	*
Dennis M. Olis	111,417	102,138	213,555	*
Brian P. Farley	35,811	170,667	206,478	*
James R. Hewitt	29,046	96,969	126,015	*
Stuart L. Bascomb	78,345	2,370	80,715	*
Dennis H. Chookaszian	125,197	2,370	127,567	*
Robert J. Cindrich	59,586	-	59,586	*
Greg Garrison	8,216	2,347	10,563	*
Jonathan J. Judge	-	-	-	*
Michael A. Klayko (10)	63,102	2,370	65,472	*
Anita V. Pramoda	41,619	2,370	43,989	*
Yancey L. Spruill	-	-	-	*
Dave B. Stevens	-	-	-	*
David D. Stevens	106,346	2,370	108,716	*
Ralph H. "Randy" Thurman	70,750	2,370	73,120	*
All directors, director nominees and current executive officers as a group (16 persons)	1,411,183	596,238	2,007,421	*

*	Represents less than 1% of the issued and outstanding shares of the Company’s common stock as of the Table Date.
(1)

This information is derived from a Schedule 13G/A filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively, the “Wellington Reporting Persons”) on February 11, 2016. According to the Schedule 13G/A, each Wellington Reporting Person had sole power to vote or direct the vote of zero shares, sole power to dispose of or direct the disposition of zero shares, shared power to vote or direct the vote of 8,961,269 shares, and shared power to dispose of or direct the disposition of 25,895,810 shares. According to the Schedule 13G/A, Wellington Management Group LLP lists its address as c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(2)

This information is derived from a Schedule 13G/A filed by Iridian Asset Management LLC, David L. Cohen and Harold J. Levy (collectively, the “Iridian Reporting Persons”), on January 26, 2016. According to the Schedule 13G/A, each Iridian Reporting Person had sole power to vote or direct the vote of zero shares, sole power to dispose of or direct the disposition of zero shares, shared power to vote or direct the vote of 20,791,682 shares, and shared power to dispose of or direct the disposition of 20,791,682 shares. According to the Schedule 13G, each Iridian Reporting Person lists its address as 276 Post Road West, Westport, CT 06880.

(3)

This information is derived from a Schedule 13G/A filed by The Vanguard Group (“Vanguard Group”) on February 10, 2016. According to the Schedule 13G/A, Vanguard Group had sole power to vote or direct the vote of 134,144 shares, sole power to dispose of or direct the disposition of 12,716,651 shares, shared power to vote or direct the vote of 9,700 shares, and shared power to dispose of or direct the disposition of 133,384 shares. According to the Schedule 13G/A, Vanguard Specialized Funds lists its address as 100 Vanguard Blvd, Malvern, PA 19355.

(4)

This information is derived from a Schedule 13D filed by Blue Harbour Group, LP, filing jointly with Blue Harbour Holdings, LLC and Clifton S. Robbins (collectively, the “Blue Harbour Reporting Persons”), on October 10, 2014. According to the Schedule 13D, the Blue Harbour Reporting Persons had sole power to vote or direct the vote of zero shares, sole power to dispose of or direct the disposition of zero shares, shared power to vote or direct the vote of 12,639,700 shares, and shared power to dispose of or direct the disposition of 12,639,700 shares. According to the Schedule 13D, each of the Blue Harbour Reporting Persons lists its or his address as 646 Steamboat Road, Greenwich, Connecticut 06830.

(5)

This information is derived from a Schedule 13G/A filed by BlackRock, Inc. on February 10, 2016. According to the Schedule 13G/A, BlackRock, Inc. had sole power to vote or direct the vote of 11,861,171 shares, sole power to dispose of or direct the disposition of 12,485,485, shares, shared power to vote or direct the vote of zero shares, and shared power to dispose of or direct the disposition of zero shares. According to the Schedule 13G/A, BlackRock, Inc. lists its address as 55 East 52nd Street, New York, New York 10022.

(6)

This information is derived from a Schedule 13G/A filed by Vanguard Specialized Funds - Vanguard Health Care Fund (“Vanguard”) on February 9, 2016. According to the Schedule 13G/A, Vanguard had sole power to vote or direct the vote of 11,198,893 shares, sole power to dispose of or direct the disposition of zero shares, shared power to vote or direct the vote of zero shares, and shared power to dispose of or direct the disposition of zero shares. According to the Schedule 13G/A, Vanguard lists its address as 100 Vanguard Blvd, Malvern, PA 19355.

(7)

This information is derived from a Schedule 13G/A filed by Glenhill Advisors, LLC (“Glennhill Advisors”), Glenn J. Krevlin, Glenhill Capital Advisors, LLC (“Glennhill Capital”) and Glenhill Capital Management, LLC (“Glenhill Capital Management”, and collectively with Glennhill Advisors, Mr. Krevlin and Glenhill Capital Management, the “Glenhill Reporting Persons”) on February 16,

2016. According to the Schedule 13G/A, Glenhill Advisors and Mr. Krevlin each had sole power to vote or direct the vote of 7,883,057 shares, sole power to dispose of or direct the disposition of 10,488,292 shares, shared power to vote or direct the vote of 2,605,235 shares, and shared power to dispose of or direct the disposition of zero shares; Glenhill Capital had sole power to vote or direct the vote of zero shares, sole power to dispose of or direct the disposition of zero shares, shared power to vote or direct the vote of 10,488,292 shares, and shared power to dispose of or direct the disposition of 10,488,292 shares; and Glenhill Capital Management had sole power to vote or direct the vote of zero shares, sole power to dispose of or direct the disposition of zero shares, shared power to vote or direct the vote of 7,883,057 shares, and shared power to dispose of or direct the disposition of 7,883,057 shares. According to the Schedule 13G/A, each Glenhill Reporting Person lists its address as 600 Fifth Avenue, 11th Floor, New York, NY 10020.

(8)

Represents shares of the Company’s common stock held and options held that were exercisable at the Table Date or within sixty days thereafter. Does not include RSUs that vest more than 60 days after the Table Date. RSUs are awards granted by the Company and payable, subject to vesting requirements, in shares of the Company’s common stock.

(9)	Voting and dispositive power over 59,794 shares of common stock presented for Mr. Black are shared with Mr. Black’s wife.
(10)	The shares of common stock presented for Mr. Klayko are held in a family trust in which he shares voting and dispositive power.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows information, as of December 31, 2015, concerning shares of the Company’s common stock authorized for issuance under the Company’s equity compensation plans.

Name	Number of Securities to be issued upon Exercise of Outstanding Options Warrants and Rights (#)(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (#)(c)
Equity compensation plans approved by stockholders	7,498,425	15.89	(1)	7,728,441	(2)
Equity compensation plans not approved by stockholders	-	-		-
Total (3)	7,498,425	15.89		7,728,441
(1)

The weighted average exercise price excludes a total of 5,379,127 RSUs and awards granted under equity compensation plans approved by stockholders with no exercise price but with a weighted average grant date fair market value of approximately $14.48 as of December 31, 2015.

(2)

Includes 1,983,830 shares available for issuance under the Amended and Restated Allscripts Healthcare Solutions, Inc. Employee Stock Purchase Plan. Also includes 5,744,611 shares available for issuance pursuant to the 2011 Stock Incentive Plan, which includes 2,500,000 additional shares approved by the Company’s stockholders at the Company’s 2013 Annual Meeting of Stockholders.

(3)

Excludes 223,259 shares subject to options, restricted stock, and RSU awards outstanding pursuant to the Eclipsys Corporation 2005 Inducement Grant Stock Incentive Plan, 2008 Omnibus Incentive Plan, Inducement Grant Omnibus Incentive Plan, Inducement Grant Plan, and Amended and Restated 2000 Stock Incentive Plan, which the Company assumed in connection with its 2010 merger with Eclipsys Corporation. The options have a weighted-average exercise price of $17.22 as of December 31, 2015.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

During 2015, the Company was able to capitalize on momentum from 2014 to deliver strong financial and operational performance. This resulted in improved results in many key metrics, including record bookings and backlog, and higher gross margins. In addition, the Company’s efforts over the past two years to streamline operations have resulted in improved profitability and growth in cash flows from operations. During 2015 the Company also signed several high-profile multi-year agreements relating to our Sunrise platform both domestically and globally. In addition to the Sunrise platform, the Company also increased bookings in the traditional physician’s ambulatory market and for recurring managed services. These financial and operational results were carefully considered by the Compensation Committee when conducting its ongoing review of the Company’s executive compensation program and making compensation decisions for both 2015 and 2016.

During 2015, the Compensation Committee continued its commitment to align the Company’s executive compensation program with the Company’s performance and the long-term interests of the Company’s stockholders. In designing the various elements of the 2015 executive compensation program, the Compensation Committee chose to focus on linking executive compensation with quantitative and relevant performance goals that determine executive pay based on performance metrics that the Compensation Committee believes are indicative of the Company’s ability to build sustainable value for stockholders.

The charts below illustrate the 2015 target total direct compensation opportunities (i.e., base salary and target incentive opportunities) for the Company’s Chief Executive Officer (“CEO”), as well as the average of such opportunities for the Company’s other named executive officers (“NEOs”). As shown below, 87% of the CEO’s 2015 target total direct compensation, and 77% of the average of the other NEOs’ target total direct compensation, is at-risk compensation that is dependent on either the Company’s financial performance or stock price. This includes annual cash incentive bonus opportunities and the granting of performance stock units (“PSUs”), each of which are dependent on the Company’s financial or stock price performance; and service-based RSUs, the value of which is dependent on the Company’s stock price.

(1)	Values illustrated reflect the percentage of each compensation element at target.
(2)	“At-Risk Compensation” is compensation where the value is either based upon the Company’s financial performance or stock price.

(3)	“Performance-Based Compensation” is compensation that is dependent on achievement against pre-established quantitative performance goals.

The at-risk elements of the Company’s 2015 executive compensation program are annual incentive cash bonuses and long-term incentive equity awards. With respect to annual incentive cash bonuses, the Compensation Committee approved the Company’s annual incentive cash bonus plan (the “2015 Bonus Plan”), with potential payouts that are 75% contingent on non-GAAP earnings per share (“EPS”), and 25% contingent on the personal performance of each NEO. A threshold level of non-GAAP EPS must be attained before payment of any bonuses under the 2015 Bonus Plan.

With respect to equity awards, in 2015 the Compensation Committee approved annual equity grants to the NEOs, other than Mr. Black, and excluding Mr. Poulton’s promotion grant, in the form of:

•	50% service-based RSUs, which vest, subject to continuous service, 1/3 per year over three years; and
•	50% PSUs, the number of which vest based on the Company’s total shareholder return (“TSR”) relative to a pre-established peer group, measured over a single three-year performance period.

Mr. Black’s 2015 annual equity grant consisted of:

•	50% PSUs, the number of which vest based on the Company’s TSR relative to a pre-established peer group, measured over a single three-year performance period;
•	25% PSUs, the number of which vest based on the performance of the Company’s cumulative TSR growth measured at the end of three-year and four-year performance periods; and
•	25% service-based RSUs that vest, subject to continuous service, 1/3 per year over three years.

In addition, in connection with Mr. Poulton’s promotion to President of the Company, he received a service-based RSU award with a grant date fair value of $500,000 and which vests in 1/3 annual increments, subject to his continuous service.

The Compensation Committee chose to structure each element of at-risk compensation awarded in 2015 such that the at-risk compensation actually realized by each NEO will be significantly impacted by the financial or stock price performance of the Company.

Executive Compensation Philosophy

The Compensation Committee engages in an ongoing review of the Company’s executive compensation program to evaluate whether the program supports the Company’s compensation objectives and is aligned with the long-term interests of the Company’s stockholders. In connection with this ongoing review, the Compensation Committee has continued to revise the Company’s executive compensation program to implement and maintain what it believes to be best practices with respect to executive compensation.

The Company’s primary objective for its executive compensation program is to attract, retain, and motivate outstanding leaders who will drive the Company’s success. The Compensation Committee seeks to establish and implement a compensation program for the Company’s NEOs that emphasizes pay-for-performance, and is designed to meet the following objectives:

•	Reward outstanding performance for an individual’s performance against corporate goals;
•	Provide long-term incentive compensation through equity awards, a significant portion of which are performance-based;

•	Provide executive compensation that is both competitive in the executive market and internally equitable; and
•	Align the Company’s executive compensation with the Company’s financial performance in order to incentivize the creation of sustainable value for the Company’s stockholders.

The Company maintains the following balance of compensation practices that it believes enhances its pay-for-performance philosophy, and further aligns the Company’s executives’ interests with the long-term interests of the Company’s stockholders:

The Company HAS This Practice

✓           Pay aligned with the Company’s financial performance and stockholder return

✓           Significant at-risk compensation for NEOs

✓           75% of CEO and 50% of other NEO annual equity awards are performance contingent

✓           Double-trigger change of control severance benefits

✓           Stock ownership requirements for officers (CEO 6x base salary and other NEOs 2x base salary) and non-employee directors (5x cash retainer)

✓           Limited perquisites

✓           Anti-hedging policy

✓           Clawback policy

The Company Does NOT Have This Practice

X           Repricing of options without stockholder approval

X           Tax gross-ups for NEOs

X           Excise tax gross-ups for change of control benefits

X           Single-trigger change of control severance benefits

X           Dividend payments on unearned equity awards

X           Excessive perquisites

X           Supplemental executive retirement benefits

The principal components of the Company’s 2015 executive compensation program were base salary, annual incentive cash bonuses, and long-term incentive equity awards. The Company also provides a 401(k) retirement savings plan with certain matching contributions, group health and welfare plans, and group term life insurance. In addition, the Company provides the NEOs with severance benefits upon a termination of employment under certain circumstances, including following a change of control of the Company, as more fully described elsewhere in this “Compensation Discussion and Analysis” section. The Company does not maintain defined benefit pension plans for its NEOs because the Compensation Committee believes that the existing compensation arrangements enable the Company’s NEOs to adequately plan for their retirement and that wealth creation should primarily be a function of performance for the Company’s stockholders.

2015 NEOs

For 2015, the Company’s NEOs were:

•	Paul M. Black, Chief Executive Officer;
•	Richard J. Poulton, President and Chief Financial Officer;
•	Brian P. Farley, Senior Vice President, General Counsel and Corporate Secretary;
•	James R. Hewitt, Executive Vice President, Solutions Development; and
•	Dennis M. Olis, Senior Vice President, Operations.

Mr. Poulton was promoted to President and Mr. Hewitt was promoted to Executive Vice President in October 2015.  Mr. Poulton continued to serve as Chief Financial Officer on an interim basis as the Company conducted a search for a new Chief Financial Officer. On March 1, 2016, the Company appointed Melinda D. Whittington as Chief Financial Officer and Mr. Poulton ceased serving in that position.

In October 2015 the Company and Mr. Black executed an amendment to Mr. Black’s employment agreement pursuant to which the term of Mr. Black’s employment as Chief Executive Officer was extended for an additional three-year term and will automatically renew for additional one-year terms unless either party terminates the agreement with 90 days prior notice. The initial term of Mr. Black’s employment agreement was set to expire in December 2015. The other terms of Mr. Black’s employment with the Company remain unchanged.

Consideration of Stockholder Say-on-Pay Vote

The Compensation Committee considers the outcome of the Company’s annual say-on-pay vote when making decisions regarding the Company’s executive compensation program. At the Company’s 2015 Annual Meeting of Stockholders, approximately 95% of the votes cast on the Company’s 2015 say-on-pay vote were cast in favor of approving the compensation of its NEOs. The Compensation Committee viewed the outcome of the say-on-pay vote as indicative that a significant majority of the Company’s stockholders view the Company’s approach to executive compensation favorably. Accordingly, the Compensation Committee did not make any changes to the Company’s executive compensation program in response to the 2015 say-on-pay vote. The Company’s management continues to engage in dialogue with many of the Company’s largest stockholders, and the Compensation Committee will continue to consider material stockholder feedback and the results of the Company’s say-on-pay votes when making future compensation decisions for the Company’s NEOs.

Compensation Procedures

Compensation Committee

During 2015, Ralph H. “Randy” Thurman (Chairman), Michael A. Klayko, and Anita V. Pramoda served on the Compensation Committee. Mr. Thurman joined the Compensation Committee in June 2012, Mr. Klayko joined in May 2013 and Ms. Pramoda joined in May 2014.

Role of Management

The primary objective of the Company’s executive compensation program is to align the program with the Company’s financial performance and the long-term interests of the Company’s stockholders. The Compensation Committee believes that this alignment is best achieved through consultations with members of the Company’s senior management, because management is familiar with the Company’s day-to-day operations and responsible for creating and executing the Company’s business plan. As such, the Company’s management provides the Compensation Committee with valuable insights into the Company’s day-to-day operations and future expectations, which the Company believes are supported by the rewards and incentives in the compensation program. In 2015, the Compensation Committee consulted with Messrs. Black, Poulton, and Farley in formulating compensation plans. Members of that group attended Compensation Committee meetings during which NEO and employee compensation decisions were made, but each was not present during the Compensation Committee’s discussions regarding his own compensation. The Compensation Committee also regularly meets in executive session without any members of management present.

Role of Compensation Consultant

The Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) to serve as its independent compensation consultant with respect to decisions regarding 2015 compensation. FW Cook reported directly to the Compensation Committee and participated in Compensation Committee meetings. FW Cook did not perform any other services for the Company in 2015. After considering FW Cook’s relationship with the Company and the services provided by FW Cook, the Compensation Committee determined that FW Cook met the independence requirements to serve as its independent compensation consultant and that FW Cook’s work did not raise any conflict of interest.

Specifically, FW Cook:

•

Advised on the design of the Company’s executive compensation program and periodically on the Company’s non-employee director compensation program, in order to assist the Compensation Committee in evaluating the linkage between pay and performance;

•	Provided and reviewed market compensation and performance data to assist the Compensation Committee in setting 2015 executive compensation relative to competitive market data;
•

Advised the Compensation Committee regarding the elements of the Company’s 2015 executive compensation program, equity grants, and equity compensation-related dilution levels relative to the Company’s peers; and

•

Advised the Compensation Committee regarding the Company’s compensation risk assessment, which assessment concluded that the compensation programs of the Company in 2015 did not create incentives that were reasonably likely to materially harm the Company.

In March 2015 the Compensation Committee undertook a competitive process to evaluate the appointment of FW Cook as its independent compensation consultant.  As a result of this competitive process, the Compensation Committee selected and engaged Compensia as its independent compensation consultant in August 2015.  Accordingly, Compensia advised the Compensation Committee with respect to compensation decisions made in August 2015 and thereafter.  At its meeting in February 2016, the Compensation Committee evaluated Compensia’s relationship with the Company and the services provided by Compensia and determined that Compensia meets the independence requirements to serve as its independent compensation consultant and that Compensia’s work does not raise any conflict of interest.

Market Analysis

The Compensation Committee considers relevant market pay practices and relative performance when setting executive compensation and incentive goals. Market practices, or benchmarks, are based on peer group disclosure. When making compensation decisions, the Compensation Committee considers the market data in conjunction with other factors, such as an officer’s individual performance, unique qualifications, role within the Company, and whether the officer was a new hire from outside of the Company. Working with FW Cook, the Compensation Committee established a peer group in 2014 to be used in designing the Company’s 2015 executive compensation program. The peer group used for context in the Company’s 2015 compensation decisions included companies with the following characteristics:

•	Software and business services companies generally in the technology sector, with a focus on direct healthcare technology competitors to the extent available;
•

Revenues ranging generally between 0.3x and 2.4x of the Company’s trailing four quarter revenue, with median revenues of approximately $1.3 billion (the Company’s trailing four quarter revenue, when the peer group was determined, was approximately $1.4 billion); and

•

A market capitalization range generally between 0.34x and 4.5x of the Company’s market capitalization, with median market capitalization of $3.7 billion (for reference, the Company’s market capitalization, as of December 31, 2015, was approximately $2.9 billion). Although Cerner Corporation has a market capitalization outside of this range, it was included because Cerner is viewed as a healthcare technology competitor that competes directly with the Company for customers and executive talent.

The peer group used to evaluate 2015 compensation decisions consisted of the 20 U.S.-based publicly-traded healthcare technology companies and general software companies listed below (the “2015 peer group”):

Healthcare Technology Companies	Software Companies
athenahealth, Inc.	Autodesk, Inc.
Cerner Corporation	Cadence Design Systems, Inc.
Haemonetics Corporation	Compuware Corporation
Hill-Rom Holdings Inc.	DST Systems, Inc.
HMS Holdings Corp.	Equifax Inc.
MedAssets, Inc.	Gartner Inc.
Quality Systems, Inc.	Informatica Corporation
Mentor Graphics, Inc.
MICROS Systems, Inc.
Parametric Technology Corporation
Sapient Corporation
Solera Holdings, Inc.
Synopsys, Inc.

In connection with establishing the 2015 peer group, the Compensation Committee removed BMC Software Inc., which was acquired, and Catamaran Corporation, which fell outside the applicable revenue range for consideration. The Compensation Committee also evaluated potential peer companies for inclusion and elected not to make any additions to the 2015 peer group.

Elements of Compensation

The Compensation Committee believes that the Company’s compensation programs for its NEOs are competitive and appropriately designed to attract and retain key employees, reward performance, and promote long-term stockholder value. This section describes the elements of the Company’s compensation program for NEOs, together with a discussion of various compensation decisions.

Base Salary

Base salaries are paid to the NEOs to compensate them for the performance of their respective job duties and responsibilities. The Compensation Committee reviews base salaries of the NEOs on an annual basis. In setting annual base salaries, the Compensation Committee takes into consideration the Company’s overall financial and operating performance in the prior year, the Company-wide target for base salary increases for all employees, market and competitive salary information, changes in the scope of an NEO’s job responsibilities, and other relevant factors. When considering market and competitive salary information, the Compensation Committee has historically reviewed peer compensation data, although there is no target compensation level. The Compensation Committee also reviews each NEO’s role and performance, as well as the performance of the divisions, business units, and departments for which he is responsible, to the extent applicable. For Mr. Black, the Compensation Committee evaluates his performance and determines any salary adjustment. For each of the other NEOs, the Compensation Committee receives a performance evaluation from the CEO and a recommendation for any salary adjustment.

Each NEO, other than Mr. Black, received a salary increase for 2015. Mr. Hewitt received a 13% increase, because his role was deemed to be critical and his compensation was lower than the peer group median for his position. Mr. Poulton, Mr. Farley and Mr. Olis each received a 3% increase. Mr. Black has not received an increase in his base salary since the date of his hire in late 2012, which was the level that was deemed necessary at the time to obtain his services. Upon his promotion to President in October 2015, Mr. Poulton’s annual base salary was increased to $600,000. Upon his promotion to Executive Vice President in October 2015, Mr. Hewitt’s annual base salary was increased to $450,000. The Compensation Committee viewed Mr. Poulton’s adjustment as reflecting the market compensation for Mr. Poulton’s new and expanded role; and the Compensation Committee determined that Mr. Hewitt should receive an increase in connection with his promotion based on market data and internal pay practices. The following table sets forth the base salary rate in effect as of December 31, 2015 for each NEO:

Name	Salary Rate as of December 31, 2015 ($)
Paul M. Black	1,000,000
Richard J. Poulton	600,000
Dennis M. Olis	427,450
Brian P. Farley	401,700
James R. Hewitt	450,000

Annual Incentive Cash Bonuses

The Compensation Committee’s approach to establishing annual incentive cash bonuses for 2015 was to link bonus amounts to a rigorous yet achievable financial goal, and to provide the Compensation Committee with the ability to adjust bonuses based on individual performance. For the 2015 Bonus Plan, the Compensation Committee chose non-GAAP EPS as the primary financial performance measure because stockholders closely monitor this measure when evaluating the Company, and it aligns with financial guidance disclosed by the Company in early 2015. Non-GAAP EPS is defined as non-GAAP net income divided by weighted shares outstanding, diluted in the applicable period. Non-GAAP net income consists of GAAP net income/(loss) as reported, and adds back deferred revenue and other adjustments, acquisition-related amortization, stock-based compensation expense, nonrecurring expenses and transaction-related costs, non-cash charges, and non-cash asset impairment charges, and equity in earnings of unconsolidated investments, in each case net of any related tax effects. Non-GAAP net income also includes a tax rate alignment adjustment.

Under the 2015 Bonus Plan, each NEO was eligible to earn a cash incentive bonus determined by the Company’s non-GAAP EPS performance, weighted 75%, and the NEO’s individual performance, weighted 25%. The Compensation Committee used a two-step approach to determine the amount of each NEO’s bonus. The first step was to fund the overall bonus pool, which is funded at the level that the Company’s non-GAAP EPS performance falls within the pre-established non-GAAP EPS payout range. The Compensation Committee then reviewed the performance of the NEOs and determined the payout with respect to the 25% of the bonus that is based on individual performance. At target individual performance, an NEO would receive a bonus equal to the payout dictated by non-GAAP EPS performance. The bonus target, as a percentage of base salary, for each NEO did not change for 2015. Mr. Black’s target cash bonus for 2015 was 150% of his base salary, Mr. Poulton’s target cash bonus was 100% of his base salary, and Mr. Farley, Mr. Hewitt and Mr. Olis each had a target cash bonus of 75% of his respective base salary.

The Company’s 2015 non-GAAP EPS target was $0.48 and the threshold non-GAAP EPS performance level under the 2015 Bonus Plan was $0.43, which would result in a bonus payment of 15% of target. Each additional $0.01 of EPS between threshold and target resulted in an additional 20% bonus payout. The Company achieved non-GAAP EPS of $0.47 for 2015, reflecting growth of 52% compared with 2014, which funded the overall bonus pool at 75% of target for each NEO. The Compensation Committee then reviewed the performance of the NEOs during 2015, and determined that the NEOs as a group performed at target level. Based on this, the Compensation Committee funded the 25% portion attributable to personal performance at 75% for each NEO.  As a result, the Compensation Committee approved a 2015 cash incentive bonus for each NEO equal to 75% of the target opportunity. The Company did not pay any cash bonuses to NEOs for 2015 other than pursuant to the 2015 Bonus Plan, which is consistent with the Company’s strong pay-for-performance philosophy. While the actual cash bonuses paid to NEOs for 2015 were higher than those paid in 2014, this was primarily a result of the Company’s improved performance.

The following table shows the annual incentive cash bonuses paid to the NEOs as a result of 2015 performance.

Name	2015 Bonus Plan Target Amount (1) ($)	2015 Actual Incentive Bonus ($)
Paul M. Black	1,500,000	1,125,000
Richard J. Poulton	505,725	379,294
Dennis M. Olis	318,254	238,690
Brian P. Farley	299,081	224,311
James R. Hewitt	314,062	235,547

(1)	The target amount reported for each NEO reflects the NEO’s actual earnings in 2015. Mr. Poulton and Mr. Hewitt received base salary increases in connection with their promotions in October 2015.

Equity Awards

Under the 2011 Stock Incentive Plan, the Compensation Committee may grant incentive and non-qualified stock options, PSUs, RSUs, and other forms of equity compensation. The Compensation Committee believes that the issuance of equity-based long-term incentive awards to the Company’s NEOs is consistent with its stated objective of establishing an executive compensation program that aligns executives’ interests with the long-term interests of the Company’s stockholders.

In March 2015 the Compensation Committee approved the annual equity grant to the NEOs. The amount of equity awarded to each NEO was determined by considering market data for the Company’s peer group, individual factors such as the performance, responsibilities and qualifications of each NEO, and each NEO’s past equity awards and the unvested retention value attributable to past awards. The Compensation Committee also conducts an annual review of the Company’s overall equity program and factors that review into decisions regarding the NEO equity awards. As part of its annual review, the Compensation Committee considers items such as the Company’s total projected equity budget for the year, the Company’s aggregate equity usage relative to peers, and the available share pool.

For 2015 each of the NEOs was provided 50% of his annual equity award in the form of PSUs that vest based on the Company’s TSR relative to a peer group of companies measured over a single three-year performance period.  The Company’s relative TSR is determined by comparing the change in the Company’s stock price over the three-year performance period beginning on the grant date, taking into account any dividends paid (which are assumed to be reinvested in the stock). The change in value over the performance period is then divided by the Company’s stock price on the grant date determine a TSR gain/loss percentage. That gain/loss percentage is then compared to the TSR gain/loss of the peer group companies to calculate the Company’s relative TSR percentile. These TSR PSU awards require performance to be at the 65th percentile relative to the peer group for target vesting and performance to be at the 35th percentile relative to the peer group for any vesting to occur.  The maximum payout of 215% of target requires TSR performance after the three-year performance period to at least be at the 90th percentile relative to the peer group.  The peer group for measuring relative TSR performance under the 2015 TSR PSU awards consists of the following companies:

ACI Worldwide	HMS Holdings	Synchronoss Tech
Acxiom	HomeAway	Syntel
Advent Software	iGATE	Take-Two Interactive
AOL	IMS Health	TeleTech
Aspen Technology	Informatica	TiVo
athenahealth	j2 Global	Tyler Technologies
Bankrate	Leidos Holdings	Ultimate Software
Blackbaud	Manhattan Assoc	Unisys
Blackhawk Network	Man Tech Intl.	VeriFone Systems
Booz Allen Hamilton	MAXIMUS	Verint Systems
CACI Intl	MedAssets	Virtusa
Cardtronics	Mentor Graphics	WebMD Health
Cerner	MicroStrategy	WEX
Comm Vault Systems	NetScout Systems	Zynga
Convergys	NeuStar
CoreLogic	Omnicell
Dealertrack Tech	Pandora Media
DST Systems	Pegasystems
Endurance Intl. Grp.	PTC
EPAM Systems	Qlik Technologies
Euronet Worldwide	Quality Systems
EVERTEC	RealPage
Fair Issac	Rovi
Genpact	Sapient
Gogo	Science Applications
Guidewire Software	SolarWinds
Heartland Payment	Solera

The remaining 50% of the annual equity award made to each NEO other than Mr. Black for 2015 was in the form of service-based RSUs that vest 1/3 each year for three years. In connection with his promotion to President of the Company in October 2015, Mr. Poulton received an additional award of $500,000 in service-based RSUs that vest 1/3 each year for three years.

For Mr. Black, 25% of his 2015 annual equity award was in the form of PSUs that vest based on the Company’s cumulative TSR growth over a four-year performance period, with the ability to accelerate vesting based on cumulative TSR growth over a three-year performance period.  For the four-year performance period, target performance requires 75% TSR growth, threshold performance requires 22% TSR growth and maximum performance requires 107% TSR growth. For vesting to occur based on the three-year performance period, target performance requires 52% TSR growth, threshold performance requires 16% TSR growth, and maximum performance requires 73% TSR growth. The remaining 25% of Mr. Black’s annual equity award was in the form of service-based RSUs that vest 1/3 per year over three years.

The following table illustrates the annual equity awards made to the NEOs in 2015:

Name	Service-Based RSUs (1) ($)	Relative TSR PSUs (1) ($)	Cumulative TSR Growth PSUs (1) ($)	Total 2015 Grant Value (1) ($)
Paul M. Black	1,250,005	2,500,010	1,250,005	5,000,020
Richard J. Poulton (2)	1,300,019	800,007	-	2,100,026
Dennis M. Olis	500,004	500,004	-	1,000,008
Brian P. Farley	500,004	500,004	-	1,000,008
James R. Hewitt (3)	500,004	500,004	-	1,000,008

(1)	The dollar amounts shown are determined by multiplying the number of units granted by $15.38 (the closing price of the Company’s common stock on December 31, 2015).
(2)

The service-based RSUs reported for Mr. Poulton includes the service-based RSU award with a grant date fair value of approximately $500,000 that Mr. Poulton received in connection with his promotion to President of the Company.

(3)	Mr. Hewitt’s 2015 equity award value was increased as compared to 2014 based on market data for his position and to align his equity compensation with that of the other NEOs.

Pre-2015 Equity Award Vesting Results

The Company has granted certain performance-based equity awards prior to 2015 that vest, based in part, on 2015 performance. A portion of each award was earned or forfeited according to the terms of the original agreements based on the Company’s actual performance in 2015.

In February 2014, the NEOs were awarded PSUs that vest based on the compound annual growth rate (“CAGR”) of the Company’s non-GAAP adjusted EBITDA and non-GAAP revenue, both weighted at 50%, over one, two and three year performance periods. Each performance period begins on January 1, 2014 and ends on December 31, 2014, 2015, and 2016, respectively. 66 2/3% of the total shares available under the PSU awards were eligible to vest based on performance through December 31, 2015. For the performance period ended December 31, 2015, the Company’s non-GAAP adjusted EBITDA CAGR was higher than the pre-established minimum goal but lower than the target goal, resulting in vesting attainment of 50% based on EBITDA; and the Company’s non-GAAP revenue CAGR was lower than the pre-established minimum goal, resulting in vesting attainment of 0% based on revenue. In the aggregate this performance resulted in vesting of 25% of the shares eligible to vest under the awards through December 31, 2015. The table below illustrates 2015 performance and shares received for each NEO under the CAGR PSU awards granted in 2014.

Name	Target Shares Eligible for Vesting in 2015 (1)	Shares Earned Based on 2015 Performance (as a % of Target)	Actual Shares Earned in 2015
Paul M. Black	87,791	25	20,259
Richard J. Poulton	28,093	25	6,483
Dennis M. Olis	17,558	25	4,051
Brian P. Farley	17,558	25	4,051
James R. Hewitt	13,169	25	3,037

(1)

Reflects portion of target PSU awards eligible to vest based upon the Company financial performance through December 31, 2015, which is 66 2/3% of the total shares available under each award. Shares not earned in 2015 may be earned in the future based upon the Company’s financial performance through December 31, 2016.

Mr. Black received a relative TSR equity award upon his hire in 2012. In February 2013, all of the NEOs, including Mr. Black, received relative TSR equity awards as annual long-term incentive compensation for 2013. All of these awards vest based on relative TSR performance against a peer group of companies over three one-year performance periods. Portions of those awards were eligible to vest based on the Company’s relative TSR performance in 2015. All of the awards require target relative TSR performance at the 65th percentile of the peer group in order to earn the target share payout. In February 2016, the Compensation Committee certified that the Company’s relative TSR performance for the 2015 performance period under Mr. Black’s new hire award was at the 33rd percentile among the peer group, resulting in vesting of 39% of the target share payout for such performance period. In addition, Mr. Black’s 2012 award contained a catch-up vesting provision which provided the opportunity for additional vesting if three-year performance exceeded performance in any earlier period. Three-year performance exceeded the performance in the second performance period.  Based on that result, Mr. Black earned an additional 35% of the target share payout for the performance period, resulting in an aggregate payout of 74% of target. The Compensation Committee also determined that relative TSR performance for the 2015 performance period under the 2013 NEO PSU awards was at the 47th percentile among the peer group, which resulted in vesting of 66% of the target shares for such performance period under the formula for the awards. The threshold for vesting was at least 25th percentile TSR performance among the peer group for these PSU awards, and the maximum payout required TSR performance at the 90th percentile relative to the peer group. The table below illustrates 2015 performance and shares earned for each NEO under the TSR PSU awards granted in 2012 and 2013.

Name	Target Shares Eligible for Vesting in 2015 (1)	Shares Earned in 2015 Based on Performance (as a % of Target)	Actual Shares Earned in 2015
Paul M. Black (2012 New-Hire Award)	110,133	74	81,498
Paul M. Black (2013 Award)	65,513	66	43,238
Richard J. Poulton (2013 Award)	20,964	66	13,836
Dennis M. Olis (2013 Award)	13,103	66	8,647
Brian P. Farley (2013 Award)	12,042	66	7,947
James R. Hewitt	-	-	-

(1)	Each 2013 Award listed vested based on performance through February 2016. Mr. Farley’s award vests in May 2016 based on performance through February 2016.

Benefits and Perquisites

Each of the NEOs participates in the health and welfare benefit plans and fringe benefit programs generally available to all other Company employees. Beyond this, the Company generally does not provide the NEOs with significant perquisites and personal benefits in excess of $10,000. Under certain circumstances, however, the Compensation Committee recognizes that special arrangements may be necessary or desirable. The total perquisites provided to each NEO are described in the “2015 All Other Compensation” table included below.

Severance Arrangements in Employment Agreements

The Company has entered into severance arrangements as a component of the employment agreements with certain members of its senior management team, including the NEOs. These severance arrangements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Constructive Discharge,” as these terms are defined in the employment agreements. A termination following a “Change of Control” (as defined in the employment agreements) generally results in the NEOs receiving additional compensation under the employment agreements.

The Company has eliminated single trigger change of control benefits and tax gross-up payments on change of control benefits. Any change of control benefit is “double trigger,” requiring termination of employment under all circumstances, including a situation where the officer is not offered a “Comparable Job” (as defined in each employment agreement) in connection with a “Change of Control,” and the officer terminates employment within 10 days after the “Change of Control.” Additional information regarding the above-referenced employment agreements, including a quantification of benefits that would have been received by each of the NEOs had termination or change of control occurred on December 31, 2015, is found under the heading “—Potential Payments upon Termination or Change of Control” section below.

The Compensation Committee believes that these severance and change of control arrangements are an important part of overall compensation for the NEOs, because these arrangements help to secure the continued employment and dedication of the NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change of control. The Compensation Committee also believes that these arrangements are important as a recruitment and retention device, as many of the companies with which the Company competes for executive talent have similar arrangements in place for their senior employees.

Stock Ownership Requirements

The Board has approved stock ownership requirements for the Company’s non-employee directors and for certain executives of the Company, including each of the NEOs. The CEO is required to maintain an ownership level with a fair market value equal to six times (6x) his base salary, while the other NEOs are required to maintain an ownership level with a fair market value equal to two times (2x) his respective base salary. The initial measurement date is five years from the date on which the NEO became subject to the guidelines. Common stock owned outright, service-based awards outstanding, and DSUs are included when determining the ownership level. Stock options and performance-based awards are excluded. If the stock ownership requirement is not met after five years, the NEO will be required to retain shares equal in value to no less than half of the after-tax value of shares vesting from any equity award until the stock ownership requirement is satisfied. The stock ownership guideline for the Company’s non-employee directors is five times (5x) the annual cash retainer then paid to each such director, with no specific period for achievement.

Tax Considerations

Under Section 162(m) of the Code, a company generally may not deduct compensation in excess of $1,000,000 paid to its chief executive officer and its other three most highly compensated officers, other than the chief financial officer. Certain “performance-based compensation” is not included in compensation for purposes of the limit. The Compensation Committee will continue to assess the impact of Section 162(m) of the Code on its compensation practices; however, the Compensation Committee believes that it must maintain flexibility in its approach in order to structure a program that it believes is the most effective in attracting, motivating, and retaining the Company’s key executives.

EXECUTIVE COMPENSATION

Summary Compensation Table – 2015, 2014 and 2013

The following table shows information regarding the compensation of each of the Company’s NEOs for 2015, 2014 and 2013, except in the case of Mr. Hewitt, who was not an NEO in 2013.

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards (1) $		Option Awards $	Non-Equity Plan Incentive Plan Compensation (2) $	All Other Compensation (3) $	Total $
Paul M. Black	2015	1,000,000	-	5,104,786		-	1,125,000	24,912	7,254,698
Chief Executive Officer	2014	1,000,000	-	9,041,050	(4)	-	500,000	4,902	10,545,952
	2013	1,000,000	-	6,054,115		-	-	4,902	7,059,017

Richard J. Poulton (5)	2015	505,725	-	2,125,662		-	379,294	17,469	3,028,150
President and Chief Financial Officer	2014	465,000	-	1,600,000		-	153,735	16,250	2,234,985
	2013	450,000	984,000	1,137,330		1,119,646	214,920	15,990	3,921,886

Dennis Olis	2015	424,338	-	1,016,032		-	238,690	12,753	1,691,813
Senior Vice President, Operations	2014	415,000	-	1,000,022		-	152,803	12,470	1,580,295
	2013	400,000	1,006,000	710,838		699,779	393,281	12,270	3,222,168

Brian Farley	2015	398,775	-	1,016,032		-	224,311	16,354	1,655,472
Senior Vice President, General Counsel and Corp Sec	2014	390,000	-	1,000,022		-	96,553	15,980	1,502,555
	2013	223,958	88,000	1,224,376		1,219,344	80,222	2,650	2,838,550

James Hewitt (6)	2015	418,749	-	1,016,032		-	235,547	2,260	1,672,588
Executive Vice President, Solutions Development	2014	375,000	-	750,025		-	91,554	2,134	1,218,713

(1)

The amounts in this column represent equity awards granted under the 2011 Stock Incentive Plan. The amounts reported are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, with awards subject to performance or market-based vesting conditions calculated based on the probable achievement of such vesting conditions at the time of grant. As noted in this “Compensation Discussion and Analysis” section, all NEOs were provided 50% of their equity award opportunity in PSUs that vest based on the Company’s relative TSR compared to a peer group of companies over a single three-year performance period. The grant date fair value for these PSUs was $12.56 per share. For Mr. Black, 25% of his annual equity award was delivered in PSUs with vesting based on the Company’s TSR growth over three-year and four-year performance periods. The grant date fair value of this award was approximately $12.41 per share. The grant date fair values of all PSUs that vest based on the Company’s relative total shareholder return were calculated based on the application of a Monte Carlo simulation model. The weighted averages of the assumptions used during 2015 were: risk-free interest rate of 1.16% for NEOs other than Mr. Black, which was at 1.43%; no dividend yield; and expected volatility using the historical volatility over the most recent three-year period for the peer group and implied volatility at 180 day maturity for all NEO’s and Mr. Black’s, respectively. In calculating the fair market value of the NEO’s awards, three years was used to be commensurate with the three-year performance period of the awards. The interest rate is equal to the yield, as of the measurement date, of the zero-coupon U.S. Treasury bill that is commensurate with the overall performance period. The grant date fair value of the PSUs does not correspond to the actual value that may be recognized by the NEOs with respect to the award, which may be higher or lower based on a number of factors, including the Company’s performance, the performance of the companies in the peer group, stock price fluctuations and applicable vesting. Under FASB ASC Topic 718, the vesting conditions related to the 2015 PSUs are considered market conditions and not performance conditions. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for the PSUs that could be calculated and disclosed based on achievement of market conditions. The amount also includes the grant date fair value of service-based RSU awards. The grant date fair values of the annual service-based awards and Mr. Poulton’s promotion service-based award was approximately $12.17 per share and $12.71 per share, respectively, and were calculated based on the market value of the Company’s stock on the date of grant. See Note 8 to the Consolidated Financial Statements included in the Annual Report for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.

(2)

Amounts included in this column for 2015 represent cash incentive bonuses payable under the 2015 Bonus Plan based on the Company’s achievement of non-GAAP EPS goals and individual executive performance.

(3)	Amounts included in this column for 2015 are set forth by category in the “2015 All Other Compensation” table below.
(4)

For Mr. Black, this amount includes (a) approximately $1.9 million in reported pay attributable to the grant date fair value of the Make-up PSUs granted in February 2014, which were voluntarily forfeited in December 2014, and (b) approximately $2.1 million attributable to the fair value of amending the new hire PSU, which was then unwound in December 2014 and is no longer in effect.

(5)	Mr. Poulton was promoted to President of the Company in October 2015.
(6)	Mr. Hewitt was not an NEO prior to 2014. Mr. Hewitt was promoted to Executive Vice President in October 2015.

2015 All Other Compensation

Name	Parking Expense Payments ($)	401(k) Matching Contributions ($)	Life Insurance Premiums ($)	Legal Expenses ($)	Patent Awards ($)	Total ($)
Paul M. Black	-	-	4,902	20,010(1)	-	24,912
Richard J. Poulton	4,440	10,600	2,429	-	-	17,469
Dennis M. Olis	-	10,600	2,153	-	-	12,753
Brian P. Farley	4,440	10,600	1,314	-	-	16,354
James Hewitt	-	-	1,260	-	1,000	2,260

(1)

This amount represents legal expenses for which the Company reimbursed Mr. Black that were incurred by Mr. Black in connection with the 2014 modification of certain equity compensation previously granted to Mr. Black and the subsequent reversal of that modification. For further information regarding the 2014 modification and subsequent reversal, please see the proxy statement for the Company’s 2015 Annual Meeting of Stockholders.

2015 Grants of Plan-Based Awards

The following table provides information regarding non-equity incentive awards and equity-based awards granted by the Company in 2015.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Stock Awards: Number of Shares of	Grant Date Fair Value of Stock
Name	Grant Date		Approval Date	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #	Stock or Units (#)	and Option Award (2) ($)
Paul M. Black				225,000	1,500,000	3,000,000	-	-	-	-	-
	3/6/2015	(3)	03/06/2015	-	-	-	33,895	102,712	215,695	-	1,274,656
	3/6/2015	(4)	03/06/2015	-	-	-	51,356	205,424	441,662	-	2,580,125
	3/6/2015	(5)	03/06/2015	-	-	-	-	-	-	102,712	1,250,005

Richard J. Poulton				75,859	505,725	1,011,450	-	-	-	-
	3/6/2015	(4)	03/06/2015	-	-	-	16,434	65,736	141,332	-	825,644
	3/6/2015	(5)	03/06/2015	-	-	-	-	-	-	65,736	800,007
	10/6/2015	(5)	10/01/2015	-	-	-	-	-	-	39,340	500,011

Dennis Olis
				47,738	318,254	636,508	-	-	-	-	-
	3/6/2015	(4)	03/06/2015	-	-	-	10,271	41,085	88,333	-	516,028
	3/6/2015	(5)	03/06/2015	-	-	-	-	-	-	41,085	500,004

Brian Farley				44,862	299,081	598,162	-	-	-	-	-
	3/6/2015	(4)	03/06/2015	-	-	-	10,271	41,085	88,333	-	516,028
	3/6/2015	(5)	03/06/2015	-	-	-	-	-	-	41,085	500,004

James Hewitt				47,109	314,062	628,124	-	-	-	-	-
	3/6/2015	(4)	03/06/2015	-	-	-	10,271	41,085	88,333	-	516,028
	3/6/2015	(5)	03/06/2015	-	-	-	-	-	-	41,085	500,004

(1)

For each of the NEOs, these amounts reflect the cash incentive compensation award opportunities granted under the 2015 Bonus Plan. Actual payout under the 2015 Bonus Plan was based on the achievement of 2015 non-GAAP EPS and individual executive performance goals. Please see this “Compensation Discussion and Analysis” section for further information regarding this award.

(2)

The amounts shown in this column are valued based on the grant date fair value computed in accordance with FASB ASC Topic 718. See Note 8 to the Consolidated Financial Statements included in the Annual Report for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.

(3)

This award represents a PSU award granted under the 2011 Stock Incentive Plan, which will vest based on the growth in the Company’s cumulative TSR over three-year and four-year performance periods and the executive’s continued service during the three-year and four-year performance periods. Please see this “Compensation Discussion and Analysis” section for further information regarding this award.

(4)

This award represents a PSU award granted under the 2011 Stock Incentive Plan, which will vest based on the Company’s relative TSR versus a peer group over a single three-year performance period ending on March 6, 2018. Please see this “Compensation Discussion and Analysis” section for further information regarding this award.

(5)

Award of service-based RSUs granted under the 2011 Stock Incentive Plan that vest equally on the first three anniversaries of the date of grant. The vesting of these RSUs is subject to a performance-based vesting requirement intended to qualify these awards as performance-based compensation under Section 162(m) of the Code. Please see this “Compensation Discussion and Analysis” section for further information regarding this award.

Outstanding Equity Awards as of December 31, 2015

The following table shows information regarding the outstanding equity awards (consisting of stock option, PSU and RSU awards) held by each of the NEOs as of December 31, 2015.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) (#)

Paul M. Black	12/24/2012						73,422	(2)	1,129,230
	2/20/2013									65,513	(3)	1,007,590
	2/20/2013						98,270	(4)	1,511,393
	2/25/2014									112,553	(5)	692,423
	2/25/2014						50,649	(4)	778,982
	3/14/2014									73,511	(6)	1,130,599
	3/6/2015									102,712	(7)	1,579,711
	3/6/2015						102,712	(8)	1,579,711
	3/6/2015									205,424	(9)	3,159,421

Richard J. Poulton	10/29/2012						19,026	(10)	292,620
	10/29/2012						19,026	(10)	292,620
	2/20/2013	94,340	94,340	(11)	12.72	2/20/2020
	2/20/2013									20,964	(3)	322,426
	2/25/2014						32,415	(4)	498,543
	2/25/2014									36,017	(5)	221,572
	3/6/2015									65,736	(9)	1,011,020
	3/6/2015						65,736	(8)	1,011,020
	10/6/2015						39,340	(8)	605,049

Dennis M. Olis	11/12/2012						20,391	(10)	313,614
	11/12/2012						20,391	(10)	313,614
	2/20/2013	58,962	58,963	(11)	12.72	2/20/2020
	2/20/2013									13,103	(3)	201,524
	2/25/2014						20,259	(4)	311,583
	2/25/2014									22,512	(5)	138,482
	3/6/2015									41,085	(9)	631,887
	3/6/2015						41,085	(8)	631,887

Brian P. Farley	5/28/2013						13,548	(10)	208,368
	5/28/2013	54,190	54,190	(11)	13.84	5/28/2020
	5/28/2013	40,643	40,643	(11)	13.84	5/28/2020
	5/28/2013									12,042	(3)	185,206
	2/25/2014						20,259	(4)	311,583
	2/25/2014									22,512	(5)	138,482
	3/6/2015									41,085	(9)	631,887
	3/6/2015						41,085	(8)	631,887

James R. Hewitt	5/20/2013						83,274	(10)	1,280,754
	2/25/2014						15,195	(4)	233,699
	2/25/2014									16,885	(5)	103,861
	3/6/2015									41,085	(9)	631,887
	3/6/2015						41,085	(8)	631,887

(1)

The dollar amounts shown in each of these columns are determined by multiplying (i) the number of shares or units shown in such column by (ii) $15.38 (the closing price of the Company’s common stock on December 31, 2015).

(2)

One-third of this RSU award vests on the first anniversary of the grant date and the remainder vests on each monthly anniversary after the first anniversary of the grant date. The vesting of this RSU award is also subject to a performance-based vesting requirement intended to qualify these awards as performance-based compensation under Section 162(m) of the Code.

(3)

This RSU award vests based on the Company’s relative TSR performance over the February 20, 2013 through February 20, 2016 performance period and the NEO’s continued service during the three-year performance period.

(4)

This RSU award vests in four equal installments on each of the first four anniversaries of the grant date, provided that the NEO continues to be employed with the Company through the applicable vesting date. The vesting of this RSU award is also subject to a performance-based vesting requirement intended to qualify these awards as performance-based compensation under Section 162(m) of the Code.

(5)

This RSU award vests based on the Company’s non-GAAP adjusted EBITDA and non-GAAP revenue performance over the January 1, 2014 through December 31, 2016 performance period and the NEO’s continued service during the three-year performance period.

(6)

This RSU award vests based on the Company’s stock price performance over the January 1, 2014 through December 31, 2016 performance period and the NEO’s continued service during the three-year performance period.

(7)

This RSU award vests based on the Company’s cumulative TSR growth over three-year and four-year performance periods ending on the third and fourth anniversaries of the grant date and the NEO’s continued service during those performance periods.

(8)

This RSU award vests in three equal installments on each of the first three anniversaries of the grant date, provided that the NEO continues to be employed with the Company through the applicable vesting date. The vesting of this RSU award is also subject to a performance-based vesting requirement intended to qualify these awards as performance-based compensation under Section 162(m) of the Code.

(9)

This RSU award vests based on the Company’s relative TSR performance over a single three-year performance period ending on the third anniversary of the grant date and the NEO’s continued service during the performance period.

(10)

This RSU award vests in four equal installments on each of the first four anniversaries of the grant date, provided that the NEO continues to be employed with the Company through the applicable vesting date.

(11)

This non-qualified stock option award vests in four equal installments on each of the first four anniversaries of the grant date, provided that the NEO continues to be employed with the Company through the applicable vesting date.

2015 Option Exercises and Stock Vested

The following table shows information regarding the vesting during 2015 of stock awards previously granted to the NEOs. No options were exercised by the NEOs during 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Paul M. Black	284,435	3,720,142
Richard J. Poulton	69,176	923,301
Dennis M. Olis	60,235	836,444
Brian P. Farley	17,578	232,152
James R. Hewitt	91,377	1,284,552

(1)

The value realized equals the fair market value of the Company’s common stock on the vesting date multiplied by the number of shares vested. Upon release of the RSUs, shares may be surrendered to satisfy minimum income tax-withholding requirements. The amounts shown are gross amounts absent netting for shares surrendered.

Potential Payments Upon Termination or Change of Control

The Company has entered into employment agreements with each of the NEOs that provide for payments in connection with such NEO’s termination, whether upon a change of control or otherwise. The estimated benefits to be provided to the NEOs under the employment agreements in each of those situations are described below, including a summary of payments that would have been required had a termination or change of control taken place on December 31, 2015, based upon the per share closing price of the Company’s common stock ($15.38) on such date:

Payments Made Upon Termination

The employment agreements provide for payments of certain benefits, as described above, upon the termination of the employment of an NEO. Each NEO’s rights upon a termination of his employment depend upon the circumstances of his termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of “Cause” and “Constructive Discharge” that are used in those agreements. For purposes of the employment agreements with each of the continuing NEOs:

•

The Company has “Cause” to terminate an NEO for such NEO’s: (i) willful or grossly negligent failure to perform duties; (ii) violation of law that is materially injurious to the operations or reputation of the Company; (iii) conviction of a crime involving the Company’s property or constituting a felony or involving fraud or moral turpitude; or (iv) material violation of a general Company policy or refusal to follow lawful directions of the Board.

•

A “Constructive Discharge” under each of the employment agreements generally means: (i) a failure of the Company to meet its obligations, in any material respect, under the employment agreement, including, without limitation, a reduction of or failure to pay base salary; (ii) a material diminution in or other substantial adverse alteration in the nature or scope of an NEO’s responsibilities; or (iii) the relocation by more than fifty miles of an NEO’s principal place of business.

The employment agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release of employment claims. They also include non-competition and non-solicitation provisions that apply for one year following such NEO’s termination of employment and a confidentiality provision.

Payment Obligations for Termination by the Company with Cause or upon Death or Disability or by the NEO Without Constructive Discharge

If an NEO is terminated by the Company for Cause or as a result of such NEO’s death or disability (as defined in the respective employment agreement), or if an NEO terminates his employment without Constructive Discharge, he is entitled to receive:

•	Accrued but unpaid base salary through the date of termination;
•	Earned but unpaid annual cash incentive compensation in respect of the fiscal year prior to the fiscal year in which the termination occurs; and
•

As provided in the award agreements governing the PSUs granted to such NEOs in 2015, accelerated vesting of such awards at 100% of target level in the case of a termination due to such NEO’s death or disability.

Payment Obligations for Termination by the Company Without Cause or Due to Constructive Discharge

If an NEO is terminated by the Company without Cause or an NEO terminates his employment for Constructive Discharge (except during the two-year period following a change of control), he is entitled to receive:

•	Accrued but unpaid base salary through the date of termination;
•	Earned but unpaid annual cash incentive compensation in respect of the fiscal year prior to the fiscal year in which the termination occurs (as determined and payable had there been no termination);
•

Severance equal to 1x the sum of base salary plus target cash incentive bonus opportunity, with such severance to be paid in 12 equal monthly installments or, in the case of Mr. Black, severance equal to 2x the sum of base salary plus target cash incentive bonus opportunity, with such severance to be paid in 24 equal monthly installments;

•	Continuation of health benefits, if applicable, for 12 months or, in the case of Mr. Black, for 24 months; and
•

Pro-rata vesting of any unvested stock option or stock awards equal to (i) the number of shares of such award that would vest on the normal vesting date, but prorated to reflect such NEO’s period of service since the last regular vesting date (or grant date if termination occurs prior to the regular vesting of any shares subject to the award); and (ii) one additional year of vesting; provided, however, that for performance-based awards, vesting will be subject to the satisfaction of, and based on the level of performance achieved of, performance conditions; provided, further, that the vesting of RSU awards, other than the RSU awards granted to Mr. Black, do not accelerate upon the executive’s termination of employment due to a constructive discharge.

Payment Obligations Upon Resignation Due to No Comparable Job Following a Change of Control

Pursuant to the employment agreements with Mr. Poulton and Mr. Olis, if a change of control occurs and prior to such event the NEO is not offered a comparable job by the Company (or its successor), and the NEO resigns on or within ten days of the change of control, then the NEO is entitled to:

•	Full vesting of outstanding equity awards, with such vesting at target levels for unearned performance-based share awards; and
•	A lump sum payment equal to 1x the value of his base salary plus target cash incentive bonus opportunity.

A “comparable job” under either Mr. Poulton or Mr. Olis’ employment agreement means employment following a change of control (i) with substantially the same duties and responsibilities as were held by the NEO immediately prior to the change of control; (ii) within 50 miles of the location at which the NEO provides services prior to such change of control; and (iii) at the same or increased base salary and target cash incentive bonus opportunity level as were in effect prior to such change of control. Pursuant to the terms of Mr. Black’s employment agreement, Mr. Black is not eligible to receive severance upon a resignation due to no comparable job following a change of control.

Severance Upon Termination Without Cause or Due to Constructive Discharge Following a Change of Control

Pursuant to the employment agreements with each of the NEOs, if a change of control occurs and the NEO’s employment is terminated without Cause or due to Constructive Discharge within two years of a change of control or within 180 days before a change of control in connection with such change of control, the NEO will receive:

•	Full vesting of outstanding equity awards, with such vesting at target levels for unearned performance-based share awards;
•	A lump sum payment equal to 2x the value of his base salary plus target cash incentive bonus opportunity; and
•	Continuation of health benefits, if applicable, for 12 months or, in the case of Mr. Black, 24 months.

Name	Base Severance Pay ($)	Accelerated Vesting of Equity Awards ($)	Continued Health Benefits ($)	Total ($)
Paul M. Black
Death or Disability	-	8,262,167	-	8,262,167
By Allscripts for Cause or Executive without Constructive Discharge	-	-	-	-
By Allscripts without Cause	5,000,000	9,510,874	12,674	14,523,547
By Executive for Constructive Discharge	5,000,000	8,072,023	12,674	13,084,697
Change of Control (no comparable job and termination)	-	12,092,404	-	12,092,404
Change of Control (constructive discharge and termination)	5,000,000	12,092,404	12,674	17,105,078
Change of Control with Termination	5,000,000	12,092,404	12,674	17,105,078
Richard J. Poulton
Death or Disability	-	1,776,590	-	1,776,590
By Allscripts for Cause or Executive without Constructive Discharge	-	-	-	-
By Allscripts without Cause	1,200,000	3,631,290	13,341	4,844,632
By Executive for Constructive Discharge	1,200,000	1,875,984	13,341	3,089,325
Change of Control (no comparable job and termination)	1,200,000	5,310,228	-	6,510,228
Change of Control (constructive discharge and termination)	2,400,000	5,310,228	13,341	7,723,569
Change of Control with Termination	2,400,000	5,310,228	13,341	7,723,569
Dennis M. Olis
Death or Disability	-	1,110,374	-	1,110,374
By Allscripts for Cause or Executive without Constructive Discharge	-	-	-	-
By Allscripts without Cause	748,038	2,472,514	8,324	3,228,876
By Executive for Constructive Discharge	748,038	1,269,744	8,324	2,026,106
Change of Control (no comparable job and termination)	748,038	3,202,187	-	3,950,224
Change of Control (constructive discharge and termination)	1,496,075	3,202,187	8,324	4,706,586
Change of Control with Termination	1,496,075	3,202,187	8,324	4,706,586
Brian P. Farley
Death or Disability	-	1,094,056	-	1,094,056
By Allscripts for Cause or Executive without Constructive Discharge	-	-	-	-
By Allscripts without Cause	702,975	1,814,655	13,799	2,531,428
By Executive for Constructive Discharge	702,975	1,009,167	13,799	1,815,941
Change of Control (no comparable job and termination)	-	2,763,559	-	2,763,559
Change of Control (constructive discharge and termination)	1,405,950	2,763,559	13,799	4,183,308
Change of Control with Termination	1,405,950	2,763,559	13,799	4,183,308
James Hewitt
Death or Disability	-	839,610	-	839,610
By Allscripts for Cause or Executive without Constructive Discharge	-	-	-	-
By Allscripts without Cause	787,500	2,324,551	10,630	3,122,682
By Executive for Constructive Discharge	787,500	660,048	10,630	1,458,179
Change of Control (no comparable job and termination)	-	3,440,909	-	3,440,909
Change of Control (constructive discharge and termination)	1,575,000	3,440,909	10,630	5,026,539
Change of Control with Termination	1,575,000	3,440,909	10,630	5,026,539

COMPENSATION COMMITTEE REPORT

The information contained in the following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the preceding section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Compensation Committee of the Board of Directors

Ralph H. “Randy” Thurman, Chairman
Michael A. Klayko
Anita V. Pramoda

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2015. The information contained in this report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee consists of four members: Messrs. Bascomb, Garrison and Stevens and Ms. Pramoda. All of the members are independent directors as defined in NASDAQ’s listing standards and SEC regulations. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at investor.allscripts.com. The Audit Committee met eight times during the year ended December 31, 2015.

The Audit Committee is primarily responsible for:

•	assisting the Board in fulfilling its oversight and monitoring responsibility of reviewing the financial information that will be provided to the Company’s stockholders and others;
•	appointing and overseeing the services performed by the Company’s independent registered public accounting firm, as well as pre-approving all services and fees related thereto;
•

overseeing and periodically evaluating the performance and responsibilities of the Company’s internal audit department, including approving the Company’s annual internal audit plan and reviewing the results of internal audits, including management’s responses thereto;

•

reviewing with the Company’s management, internal audit department, and independent registered public accounting firm the Company’s critical accounting policies and its system of internal controls over financial reporting; and

•	overseeing the risk assessments related to the Company conducted by the Company’s management.

During 2015, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s financial management team. Additionally, the Audit Committee had separate executive sessions during its regularly scheduled meetings with Grant Thornton LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2015, as well as with the

Company’s Chief Executive Officer, Chief Financial Officer, and Head of Internal Audit, at which candid discussions regarding financial management, legal, accounting, auditing, and internal control matters took place. At least quarterly, the Audit Committee met with the Company’s Chief Compliance Officer to discuss the effectiveness of the Company’s compliance program and to receive status reports regarding certain compliance and risk matters. The Audit Committee’s agenda is established by the Audit Committee’s chairman.

Throughout the year ended December 31, 2015, the Company’s management completed documentation, testing, and evaluation of the Company’s internal control over financial reporting pursuant to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. No less than quarterly, the Company’s management provided updates to the Audit Committee regarding progress made to complete management’s assessment of its internal control over financial reporting. The Company’s management concluded that the internal control over financial reporting was effective as of December 31, 2015. Management’s assessment, and Grant Thornton LLP’s audit, of the effectiveness of internal control over financial reporting were included in the Company’s Annual Report on 10-K for the year ended December 31, 2015, which was filed on February 29, 2016 with the SEC. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and the Company’s management’s preparations for the evaluation in 2016.

The Audit Committee is responsible for overseeing the risk assessments conducted by the Company’s management, particularly risks that could present a negative impact, prevent value creation, or erode existing value. These risk assessments will include:

•	discussing the Company’s policies and procedures regarding risk assessment and risk management regarding certain operational risks;
•	reviewing management’s assessment of risks identified in the Company’s legal and regulatory compliance programs and actions to be taken to mitigate these risks;
•	reviewing management’s assessment of risks related to financial reporting and actions to be taken to mitigate these risks; and
•	regularly reporting to the Board on its risk-related reviews and discussions and, as appropriate, recommending to the Board such actions as it deems necessary.

In fulfilling its responsibility of appointing and reviewing the services performed by the Company’s independent registered public accounting firm, the Audit Committee carefully reviews the scope of the audit, audit fees, auditor independence matters, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.

In deciding to engage Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2015, as well as to reappoint Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016, the Audit Committee took into consideration a number of factors, including an assessment of the professional qualifications and past performance of the lead audit partner and audit team, the quality of the Audit Committee’s ongoing discussions with the firm, and the support available to the Company from Grant Thornton LLP’s regional and national offices.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2015 with the Company’s management and Grant Thornton LLP. The Audit Committee has also discussed with Grant Thornton LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP its independence from the Company.

In performing all of these functions, the Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the Company’s financial statements and other reports; and of the Company’s independent registered public accounting firm, who are engaged to audit and report on the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting.

In reliance on these reviews and discussions, and the reports of Grant Thornton LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2015, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Audit Committee of the Board of Directors

Stuart L. Bascomb, Chairman
Greg Garrison
Anita V. Pramoda
David D. Stevens

PROPOSALS

Overview of Proposals

This Proxy Statement contains three proposals requiring stockholder action:

•	Proposal One requests the election to the Board of the eight nominees named in this Proxy Statement.
•	Proposal Two requests the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.
•	Proposal Three requests that stockholders vote on an advisory resolution approving the Company’s NEO compensation.

Each proposal is discussed in more detail in the pages that follow.

Proposal One – Election of Directors

The Board has nominated Messrs. Judge, Spruill and Stevens, and current directors Black, Garrison, Klayko, Stevens and Thurman, to be elected to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Messrs. Bascomb and Chookaszian, who have served on the Board since 2012 and 2010, respectively, will not stand for re-election at the Annual Meeting because both have reached the director retirement age established pursuant to the Company’s Corporate Governance Guidelines. Ms. Pramoda, who has served on the Board since 2013, has notified the Board of her intention to not stand for re-election at the end of her current term, which will expire at the Annual Meeting.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s eight nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy.

Vote Required

In accordance with the policy of majority voting in uncontested director elections set forth in the Company’s bylaws, if the number of shares voted “FOR” any nominee exceeds the number of shares voted “AGAINST” such nominee, then he or she will be elected as a director to serve until the Company’s 2017 Annual Meeting of Stockholders and until his or her successor has been duly elected or appointed and qualified, or until his or her earlier resignation or removal. If any nominee is an incumbent director and fails to receive a majority of the votes cast with respect to his or her nomination, then he or she must tender a resignation as director, and such resignation will be considered by the Nominating Committee in accordance with the requirements of the Company’s Corporate Governance Guidelines.

Recommendations of the Board

The Board recommends that stockholders vote FOR the election of Messrs. Judge, Spruill and Stevens and directors Black, Garrison, Klayko, Stevens and Thurman.

Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has re-appointed Grant Thornton LLP as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for the year ending December 31, 2016. Grant Thornton LLP has served as the Company’s independent registered public accounting firm since March 2014. Prior to such time, Ernst & Young LLP served as the Company’s independent registered public accounting firm.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to questions.

Fees and Related Expenses Paid to Auditors

The following table shows the fees accrued or paid to the Company’s independent registered public accounting firm for the years ended December 31, 2015 and December 31, 2014.

(In thousands)	Grant Thornton LLP 2015 ($)	Grant Thornton LLP 2014 ($)
Audit Fees (1)	1,927	1,907
Audit-Related Fees (2)	263	175
Tax Fees (3)	5	7
All Other Fees	-	-
Total	2,195	2,089

(1)

Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Report on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings or engagements.

(2)	Audit-related fees relate to professional services performed in connection with the Company’s Service Organization Controls (SOC) 2 reports.
(3)	Tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services.

Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm within the four categories identified above.

Prior to engagement, the Audit Committee pre-approves all services to be performed by the independent registered public accounting firm. The fees are budgeted and the Audit Committee has established procedures to pre-approve fee adjustments due to changes in the scope of work or for other reasons. The Audit Committee may delegate pre-approval authority to one or more of its members.

Changes in Independent Registered Public Accounting Firm

In March 2014, the Audit Committee resolved to initiate a competitive process to review the appointment of the Company’s independent registered public accounting firm for the year ended December 31, 2014. As a result of this competitive process, on April 2, 2014, the Company engaged Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2014.

In connection with the Audit Committee’s decision to initiate the competitive process, Ernst & Young LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2013, informed the Company on March 6, 2014 that it declined to stand for re-election as the Company’s independent registered public accounting firm for the year ended December 31, 2014.

The report of Ernst & Young LLP on the Company’s consolidated financial statements for the fiscal year ended December 31, 2013 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. The audit report of Ernst & Young LLP on the effectiveness of internal control over financial reporting as of December 31, 2013 did not contain any adverse opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal year ended December 31, 2013, and the subsequent interim period through March 5, 2014, there were no (i) “disagreements” (as such term is defined in Items 304(a)(1)(iv) of Regulation S-K) between the Company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference thereto in its report on the consolidated financial statements for such year; or (ii) “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Ernst & Young LLP with a copy of the disclosures made in a Current Report on Form 8-K prior to the date it was filed with the SEC which was March 10, 2014. The Company requested that Ernst & Young LLP furnish a letter addressed to the SEC stating whether or not it agreed with the statements made therein. A copy of Ernst & Young LLP’s letter, dated March 10, 2014, was attached as Exhibit 16.1 to the above-referenced Current Report on Form 8-K.

During the fiscal year ended December 31, 2013, and the subsequent interim period through April 2, 2014, neither the Company nor anyone acting on its behalf consulted with Grant Thornton LLP with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Grant Thornton LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(1) of Regulation S-K.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote thereon is required to approve this Proposal Two.

Recommendation of the Board

The Board recommends that stockholders vote FOR Proposal Two.

Proposal Three – Advisory Vote to Approve Named Executive Officer Compensation

The Company provides its stockholders with the opportunity to cast an annual advisory vote to approve the compensation of its named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis” and “Executive Compensation” sections above). The Company believes it is appropriate to seek and take into account the views of its stockholders on the design and effectiveness of the Company’s executive compensation program.

The Compensation Committee seeks to establish and implement a compensation program for the Company’s named executive officers that emphasizes pay-for-performance, and is designed to meet the following objectives: (a) reward outstanding performance for an individual’s performance against corporate goals; (b) provide long-term incentive compensation through equity grants, a material portion of which are performance-based; (c) provide for compensation that is both competitive in the executive market and internally equitable; and (d) align the Company’s named executive officer compensation with the Company’s financial performance and the long-term interests of the Company’s stockholders.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the Board requests that the Company’s stockholders vote to approve the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables), is hereby approved.

As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee, and will not be construed as overruling a decision by the Company, the Board, or the Compensation Committee or creating or implying any additional fiduciary duty for the Company, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by the Company’s stockholders in their votes on this proposal, and considers the outcome of the Company’s annual say-on-pay vote when making decisions regarding the Company’s executive compensation program. The Company’s management continues to engage in dialogue with many of the Company’s largest stockholders, and the Compensation Committee will continue to consider material stockholder feedback and the results of the Company’s say-on-pay votes when making future compensation decisions for the Company’s NEOs.

The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the Company’s named executive officers each year at the Company’s annual meeting of stockholders. It is expected that the next say-on-pay vote will occur at the Company’s 2017 Annual Meeting of Stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote thereon is required to approve this Proposal Three.

Recommendation

The Board recommends that stockholders vote FOR Proposal Three.

Other Matters

The Company knows of no matters to be submitted to the Company’s stockholders at the Annual Meeting, other than the proposals referred to in this Proxy Statement. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: April 11, 2016

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**The Board of Directors recommends you vote FOR the following:**

1. Election of Directors

| **Nominees** | For | Against | Abstain |
|---|---|---|---|
| 1a Paul M. Black | O | O | O |
| 1b Greg Garrison | O | O | O |
| 1c Jonathan J. Judge | O | O | O |
| 1d Michael A. Klayko | O | O | O |
| 1e Yancey L. Spruill | O | O | O |
| 1f Dave B. Stevens | O | O | O |
| 1g David D. Stevens | O | O | O |
| 1h Ralph H. Thurman | O | O | O |

**The Board of Directors recommends you vote FOR proposals 2 and 3.**

| | For | Against | Abstain |
|---|---|---|---|
| 2 To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the year ending December 31, 2016. | O | O | O |
| 3 To approve, on an advisory basis, the Company's named executive officer compensation. | O | O | O |

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Dat

Signature (Joint Owners) Dat

0000283299_1 R1.0.1.25

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. C/O BROADRIDGE

P.O. BOX 1342 BRENTWOOD, NY 11717

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

This proxy is solicited by the Board of Directors Annual Meeting of Stockholders

May 24, 2016 8:00 AM

The undersigned hereby appoints Paul M. Black and Richard J. Poulton as proxies, each with the power to appoint his or her substitute, and hereby authorizes them, and each of them acting singly, to represent and vote, as designated below, all the shares of common stock of Allscripts Healthcare Solutions, Inc., a Delaware corporation ("Allscripts"), held of record by the undersigned at the close of business on March 28, 2016 at the Annual Meeting of Stockholders to be held on May 24, 2016, 8:00am central time at Allscripts' principal offices located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, or any adjournment or postponement thereof (the "Annual Meeting"), and authorizes and instructs said proxies to vote in the manner directed below.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder.  If no direction is made, this proxy will be voted FOR ALL director nominees and FOR proposals 2 and 3.  In their discretion, the proxies are authorized to vote upon such other matters as may properly come  before the Annual Meeting. If you wish to vote by telephone or via the Internet, please read the directions on the reverse side.

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SUBMIT YOUR PROXY PROMPTLY BY TELEPHONE OR THROUGH THE INTERNET OR BY SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE.

Continued and to be signed on reverse side